UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
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DSW Inc.
(Name of Registrant as Specified In Its Charter)
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DSW INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD
June 3, 2010
AND
PROXY STATEMENT
IMPORTANT
     If you received a copy of the proxy card by mail, please complete, sign and date your proxy and promptly return it in the enclosed envelope. No postage is necessary if mailed in the United States.

DSW INC.
810 DSW Drive
Columbus, Ohio 43219
(614) 237-7100
April 12, 2010
To Our Shareholders:
The 2010 Annual Meeting of Shareholders of DSW Inc. will be held at 810 DSW Drive, Columbus, Ohio on June 3, 2010, at 10:00 a.m., Eastern Daylight Savings Time, for the following purposes:
1.	To elect three Class III directors, each to serve until the 2013 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 29, 2011; and

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
Only the holders of record of Class A and Class B Common Shares at the close of business on March 22, 2010, our record date for the Annual Meeting, are entitled to notice of and to vote at the meeting. Each shareholder is entitled to one vote for each share of Class A common stock held as of the record date, and eight votes for each share of Class B common stock held as of the record date.
By Order of the Board of Directors,
William L. Jordan
Secretary
YOUR VOTE IS IMPORTANT
If you received a copy of the proxy card by mail, you are urged to date, sign and promptly return the enclosed form of proxy in the enclosed envelope to which no postage need be affixed if mailed in the United States. Voting your shares by the proxy does not affect your right to vote in person in the event you attend the meeting. You are cordially invited to attend the meeting. If you attend, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy.

i

DSW INC.
810 DSW Drive
Columbus, Ohio 43219
(614) 237-7100
PROXY STATEMENT
This proxy is being solicited on behalf of our Board of Directors for use at our 2010 Annual Meeting of Shareholders to be held at 10:00 a.m., Eastern Daylight Savings Time, on Thursday, June 3, 2010, and any postponements or adjournments thereof (the “Annual Meeting”). The Annual Meeting will be held at our corporate office, 810 DSW Drive, Columbus, Ohio. This proxy statement, including the Notice of Meeting and our Annual Report on Form 10-K for the fiscal year ended January 30, 2010 (“fiscal 2009”), is being made available electronically on or about April 12, 2010.
Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to our shareholders of record and beneficial owners. All shareholders will have the ability to access the proxy materials on a website referred to in the Notice of Internet Availability or request to receive a printed set of the proxy materials, at no charge. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice of Internet Availability. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis by following the instructions on the website referred to in the Notice of Internet Availability.
We have two classes of securities outstanding and entitled to vote at the Annual Meeting, our Class A Common Shares, no par value, and our Class B Common Shares, no par value. Only shareholders of record at the close of business on March 22, 2010, our record date for the Annual Meeting, are entitled to notice of and to vote at the meeting or any adjournments thereof. The total number of outstanding Class A Common Shares entitled to vote at the meeting is 16,387,491 and the total number of Class B Common Shares entitled to vote at the meeting is 27,382,667. Each outstanding Class A Common Share is entitled to one vote with respect to each matter to be voted on at the meeting and each outstanding Class B Common Share is entitled to eight votes with respect to each matter to be voted on at the meeting. Class A Common Shares and Class B Common Shares vote together as a single class with respect to all matters submitted to a vote of shareholders.
Prior to the completion of our initial public offering in July 2005, we were operated as a direct wholly-owned subsidiary of Retail Ventures, Inc. (Retail Ventures). As of March 22, 2010, Retail Ventures owned 27,382,667 of our Class B Common Shares, constituting all of our issued and outstanding Class B Common Shares, or approximately 62.6% of our total outstanding shares and approximately 93.0% of the combined voting power of our outstanding Common Shares. Retail Ventures has the power acting alone to approve any action requiring a vote of the majority of our voting shares, to elect all our directors, and to ratify the appointment of our independent registered public accounting firm.
Without affecting any vote previously taken, a proxy may be revoked by a shareholder by giving a written notice of revocation to us in writing (attention: William L. Jordan, Secretary). A shareholder may also change his or her vote by executing and returning to us a later-dated proxy or by giving notice of revocation in person at the meeting.
All properly executed proxies received by the Board of Directors will be voted as directed by the shareholder. All properly executed proxies received by the Board of Directors which do not specify how shares should be voted will be voted “FOR” the election as directors of the nominees listed below under “Proposal 1 – Election of Directors,” “FOR” the ratification of the appointment of our independent registered public accounting firm, and in the discretion of the proxies, on any other business properly brought before the meeting or any adjournments thereof.
The presence, in person or by proxy, of a majority of the outstanding Common Shares is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. Broker non-votes occur when brokers holding shares on behalf of beneficial owners do not receive voting instructions from the beneficial holders at least ten days before the meeting. If that happens, the broker may vote those shares only on matters deemed “routine” by the New York Stock Exchange, such as the ratification of independent registered public accounting firms. On non-routine matters, such as the election of directors, brokers cannot vote unless they receive voting instructions from beneficial holders, resulting in so-called “broker non-votes.”
Solicitation of proxies may be made by mail, personal interview and telephone by our officers, directors and regular employees, and by the employees of our transfer agent, Computershare. We will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Certain Beneficial Owners
The following table sets forth information with respect to the only persons known to us to own beneficially more than five percent of our outstanding Class A or Class B Common Shares as of March 22, 2010, unless as otherwise specified:

							Percentage of
							Combined Voting
	Number of Shares				Percentage of Shares		Power of All
	Beneficially Owned				Beneficially Owned		Classes of
Name and beneficial owner	Class A		Class B		Class A	Class B	Common Stock
Retail Ventures, Inc.	—		27,382,667	(1)	—	100%	93.0%
4150 East Fifth Avenue
Columbus, Ohio 43219

Jay L. Schottenstein	2,066,635	(2)	—		12.3%	—	0.9%
4300 East Fifth Avenue
Columbus, Ohio 43219

SEI, Inc.	1,292,900	(2)	—		7.9%	—	0.5%
4300 East Fifth Avenue
Columbus, Ohio 43219

Wellington Management Company, LLP	1,429,502	(3)	—		8.7%	—	0.6%
75 State Street
Boston, Massachusetts 02109

JPMorgan Chase & Co.	1,198,929	(4)	—		7.3%	—	0.5%
270 Park Avenue
New York, NY 10017

Valinor Management, LLC	1,068,230	(5)	—		6.5%	—	0.5%
90 Park Avenue, 40th Floor
New York, NY 10016

Luther King Capital Management Corporation	979,100	(6)	—		6.0%	—	0.4%
301 Commerce Street, Suite 1600
Fort Worth, TX 76102

TAMRO Capital Partners LLC	967,347	(7)	—		5.9%	—	0.4%
1660 Duke Street, Suite 200
Alexandria, VA 22314

Kalmar Investments, Inc.	807,750	(8)	—		4.9%	—	0.3%
3701 Kennett Pike
Wilmington, DE 19807

(1)	Class B Common Shares of DSW held by Retail Ventures are exchangeable into a like number of Class A Common Shares of DSW.

(2)	As of March 22, 2010, Mr. Schottenstein beneficially owned 2,066,635 Class A Common Shares of DSW in the aggregate. This includes (i) 350,100 shares held by various family trusts for which Mr. Schottenstein serves as trustee and is therefore deemed to beneficially own such shares; (ii) 328,915 Class A Common Shares beneficially owned by Schottenstein RVI, LLC (SRVI), which are issuable upon the exercise of warrants (Mr. Schottenstein is the manager of SRVI); (iii) 1,292,900 Class A Common Shares beneficially owned by SEI, Inc. (SEI) (Mr. Schottenstein is a director and Chairman of SEI, 58.95% of whose common stock is owned by trusts of which Mr. Schottenstein is a trustee or trust advisor); and (iv) 94,720 Class A Common Shares that Mr. Schottenstein has the right to acquire upon the exercise of stock options within 60 days of March 22, 2010.

Mr. Schottenstein is also the sole beneficial owner of 165,300 Retail Ventures common shares and holds 52,500 Retail Ventures common shares through Glosser Brothers Acquisition, Inc., or GBA, of which Mr. Schottenstein is Chairman of the Board, President, a director and a trustee or co-trustee of family trusts that own 100% of the stock of GBA. Mr. Schottenstein has voting and investment power as co-trustee of a family trust that owns 30,000 Retail Ventures common shares. As of March 22, 2010, SSC and its affiliates owned approximately 51.9% of the outstanding shares and beneficially owned approximately 53.6% of the outstanding shares of Retail Ventures (assumes issuance of 1,731,460 Retail Ventures common shares issuable upon the exercise of warrants).

(3)	Wellington Management may be deemed to beneficially own 1,429,502 Class A Common Shares on behalf of its clients. Wellington Management reported it had shared voting power over 1,004,262 Class A Common Shares and shared dispositive power over 1,429,502 Class A Common Shares. Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2010.

(4)	JPMorgan Chase & Co. is the beneficial owner of 1,198,929 Class A Common Shares on behalf of other persons known to have one or more of the following: (i) the right to receive dividends for such securities; (ii) the power to direct the receipt of dividends from such securities; (iii) the right to receive the proceeds from the sale of such securities; and (iv) the right to direct the receipt of proceeds from the sale of such securities. JPMorgan Chase & Co. reported it had sole voting power over 941,100 Class A Common Shares, shared voting power over 204 Class A Common Shares, and sole dispositive power over 1,198,929 Class A Common Shares. Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on January 28, 2010.

(5)	Valinor Management, LLC is the beneficial owner of 1,068,230 Class A Common Shares on behalf of its clients. Valinor reported that its clients (i) Valinor Capital Partners Offshore Master Fund, L.P beneficially owned 597,024 Class A Common Shares, over which it had shared voting and shared dispositive power over 597,024 Class A Common Shares; and (ii) David Gallo beneficially owned 1,068,230 Class A Common Shares over which he had shared voting and shared dispositive power over 1,068,230 Class A Common Shares. Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 2010.

(6)	Luther King Capital Management Corporation may be deemed to beneficially own 979,100 Class A Common Shares. Luther King Capital Management Corporation reported it had sole voting and sole dispositive power over 979,100 Class A Common Shares. Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 5, 2010.

(7)	TAMRO Capital Partners LLC may be deemed to beneficially own 967,347 Class A Common Shares on behalf of its clients. TAMRO Capital Partners LLC reported it had sole voting power over 718,792 Class A Common Shares and shared dispositive power over 967,347 Class A Common Shares. Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2010.

(8)	Kalmar Investments, Inc. may be deemed to beneficially own 807,750 Class A Common Shares. Kalmar Investments, Inc. reported it had sole voting power over 724,971 Class A Common Shares and sole dispositive power over 807,750 Class A Common Shares. Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on March 29, 2010.
The information with respect to beneficial ownership is based upon information furnished by the shareholder or information contained in filings made with the Securities and Exchange Commission.

Security Ownership of Management
The following table sets forth, as of March 22, 2010, information with respect to our Class A Common Shares owned beneficially by each director and director nominee individually, by the executive officers named in the Summary Compensation Table of this proxy statement and by all directors and executive officers as a group:

					Percentage of
					Combined Voting
	Number of Shares		Percentage of Shares		Power of All
	Beneficially Owned(1)		Beneficially Owned(2)		Classes of
Name	Class A	Class B	Class A	Class B	Common Stock
Elaine J. Eisenman	10,698	—	*	—	*
Deborah L. Ferrée	258,330	—	1.6%	—	*
Carolee Friedlander	20,040	—	*	—	*
Joanna T. Lau	9,601	—	*	—	*
Michael R. MacDonald	45,000	—	*	—	*
Roger S. Markfield	17,062	—	*	—	*
Philip B. Miller	25,523	—	*	—	*
Harris Mustafa	56,620	—	*	—	*
Douglas J. Probst	134,466	—	*	—	*
Jon J. Ricker	65,535		*	—	*
James D. Robbins	21,971	—	*	—	*
Jay L. Schottenstein (3)	2,066,635	—	12.3%	—	*
Harvey L. Sonnenberg	17,087	—	*	—	*
Allan J. Tanenbaum	27,723	—	*	—	*
Heywood Wilansky	25,000	—	*	—	*
All directors and executive officers as a group (17 persons)	2,919,838	—	16.6%	—	1.3%

*	Represents less than 1% of outstanding Common Shares.

(1)	Except as otherwise noted, the persons named in this table have sole power to vote and dispose of the shares listed.

Includes the following number of Class A Common Shares as to which the named person has the right to acquire beneficial ownership upon the exercise of stock options and the amount of restricted shares that could be issued within 60 days of March 22, 2010:

	Stock Options Exercisable within	Restricted Shares that could be issued
Beneficial Owner	60 days of March 22, 2010	within 60 days of March 22, 2010
Elaine J. Eisenman	—	10,698
Deborah L. Ferrée	211,640	7,500
Carolee Friedlander	—	17,040
Joanna T. Lau	—	9,601
Michael R. MacDonald	35,000	—
Roger S. Markfield	—	17,062
Philip B. Miller	—	17,523
Harris Mustafa	53,620	3,000
Douglas J. Probst	117,120	4,000
Jon J. Ricker	58,820	3,000
James D. Robbins	—	15,971
Jay L. Schottenstein	94,720	—
Harvey L. Sonnenberg	—	15,087
Allan J. Tanenbaum	—	26,723
Heywood Wilansky	—	—
All directors and executive officers as a group (17 persons)	677,440	153,205

(2)	The percent is based upon 16,387,491 Class A Common Shares and 27,382,667 Class B Common Shares outstanding, plus the number of shares a person has the right to acquire within 60 days of March 22, 2010.

(3)	Includes 350,100 Class A Common Shares held by family trusts, 1,292,900 Class A Common Shares held by SEI, Inc., and 328,915 Class A Common Shares that SRVI has the right to acquire from Retail Ventures pursuant to certain warrant agreements. As of March 22, 2010, Mr. Schottenstein was the beneficial owner of approximately 65.6% of the outstanding common shares of SSC.
The information with respect to beneficial ownership is based upon information furnished by each director, director nominee or executive officer, or information contained in filings made with the Securities and Exchange Commission.

PROPOSAL 1 – ELECTION OF DIRECTORS
Our Board of Directors currently consists of eleven members and is divided into three classes, designated Class I, Class II and Class III. The members of the three classes are elected to serve for staggered terms of three years. Pursuant to Section 2.02 of our Code of Regulations, the number of directors constituting each class will, as nearly as practicable, be equal.
At the Annual Meeting, three directors are nominated for election as Class III directors with a term to expire in 2013. Each of the nominees for director currently serves as a director of the Company.
The names and ages of the “Nominees” and the “Continuing Directors,” their principal occupations during the past five years, and certain other information are listed below.
Nominees for Class III Directors for term to expire in 2013:

			Director
Name	Age	Our Directors and Their Positions with Us/ Principal Occupations / Business Experience	Since
Elaine J. Eisenman*	60	Dr. Eisenman has served as Dean of Babson Executive Education since October 2005, the division of Babson College focused on providing education, consulting and applied research in innovation and leadership to corporations, executives, and educational and institutional non-profit enterprises. Dr. Eisenman also is responsible for the management of the Babson Executive Conference Center. Prior to that, Dr. Eisenman served as Senior Vice President – Human Resources and Administration of The Children’s Place Retail Stores, Inc. since September 2003. Dr. Eisenman has also held senior executive positions at American Express, Enhance Financial Services Co. and private companies such as PDI International, a global consulting firm. With a background in human resources, Dr. Eisenman brings experience in executive compensation and succession planning to our Board and Compensation Committee.	2008

Joanna T. Lau*	50	Ms. Lau currently serves as CEO of Lau Technologies, an executive consulting and investment company focused on providing debt and equity financing and consulting to mid-range companies. Ms. Lau founded Lau Technologies in 1990 and has been responsible for managing all aspects of the company from financing growth to the quality of the performance of the products previously sold by the company. Ms. Lau held leadership positions with Digital Equipment Corporation and General Electric before founding Lau Technologies. Ms. Lau is a member of the Board of Directors of ITT Education Services (NYSE:ESI) since 2003 and currently serves on the Audit Committee of ESI. Ms. Lau served as a director of TD Banknorth, Inc. until July 2007. Ms. Lau brings a strong background in technology and executive leadership to our Board.	2008

Roger S. Markfield	68	Mr. Markfield is Vice-Chairman and Executive Creative Director of American Eagle Outfitters (NYSE: AEO) and has served in this capacity since February 2009, and has served as a Director of AEO since March 1999. From February 2007 to December 2008, Mr. Markfield served AEO as a non-executive officer employee. He served AEO as Vice-Chairman from November 2003 to February 2007, as President from February 1995 to February 2006, and as Co- Chief Executive Officer from December 2002 to November 2003. Mr. Markfield also served AEO and its predecessors as Chief Merchandising Officer from February 1995 to December 2002 and as Executive Vice President of Merchandising from May 1993 to	2008

Director
Name	Age	Our Directors and Their Positions with Us/ Principal Occupations / Business Experience	Since
February 1995. Prior to joining AEO, he served as Executive Vice President-General Merchandising Manager for the Limited Stores Division of Limited Brands from May 1992 to April 1993. As a chief merchant of a high profile brand, Mr. Markfield brings a strong merchandising and brand development background to the Board.
Continuing Class I Directors for term to Expire in 2011:

			Director
Name	Age	Our Directors and Their Positions with Us/ Principal Occupations / Business Experience	Since
Carolee Friedlander*	68	Ms. Friedlander serves as a founder and CEO of AccessCircles, a by- invitation global community of women providing connectivity, knowledge and information in the areas of health and wellness, financial expertise and life balance. Ms. Friedlander has held that position since August 2004. From July 2001 to August 2004, Ms. Friedlander served as Senior Vice President of Retail Brand Alliance, Inc., and as President and Chief Executive Officer of Carolee Designs, Inc., a subsidiary of Retail Brand Alliance. Prior to that, Ms. Friedlander served as President and Chief Executive Officer of Carolee Designs, a fashion accessory company she founded in 1973 and sold to Retail Brand Alliance in July 2001. Ms. Friedlander’s long term service as a CEO of a retail company brings strong leadership experience and in-depth knowledge of marketing and merchandising to our Board.	2005

Harvey L. Sonnenberg	68	Mr. Sonnenberg was a partner in the certified public accounting firm, Weiser, LLP from 1994 to 2009, and currently serves as a Senior Director to that firm. Mr. Sonnenberg has been active in a number of professional organizations, including the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants, and has long been involved in rendering audit and advisory services to the retail, apparel, and consumer products industries. Mr. Sonnenberg is a certified public accountant and was the partner-in-charge of his firm’s Sarbanes-Oxley and Corporate Governance practice. Mr. Sonnenberg has been a director of Retail Ventures (NYSE: RVI) since 2001. Mr. Sonnenberg’s strong accounting background, particularly in the retail industry, brings accounting and related financial management experience to the Board.	2005

Allan J. Tanenbaum*	63	Mr. Tanenbaum has been General Counsel and Managing Partner of Equicorp Partners, LLC, an Atlanta-based private investment and advisory firm, since January 2006. From February 2001 to December 31, 2005, Mr. Tanenbaum served as Senior Vice President, General Counsel and Corporate Secretary for AFC Enterprises, Inc., a franchisor and operator of quick-service restaurants. From June 1996 to February 2001, Mr. Tanenbaum was a shareholder in Cohen Pollock Merlin Axelrod & Tanenbaum, P.C., an Atlanta, Georgia law firm, where he represented corporate clients in connection with mergers and acquisitions and other commercial transactions. With Mr. Tanenbaum’s legal background and services as a general counsel of a public company, Mr. Tanenbaum brings valuable board governance experience to our Board.	2005

Heywood Wilansky	62	Mr. Wilansky is the former President and Chief Executive Officer of Retail Ventures. Mr. Wilansky served as a member of the Retail Ventures’ Board of Directors until July 2009 and as a member of the Board of Directors of Bertucci’s until June 2009. Mr. Wilansky served as President and Chief Executive Officer of Retail Ventures	2005

Director
Name	Age	Our Directors and Their Positions with Us/ Principal Occupations / Business Experience	Since
from November 2004 through January 2009. Before joining Retail Ventures in November of 2004, he served as President and Chief Executive Officer of Filene’s Basement, a subsidiary of Retail Ventures, from February 2003 to November 2004. Mr. Wilansky was a professor of marketing at the University of Maryland business school from August 2002 to February 2003. From August 2000 to January 2003, he was President and Chief Executive Officer of Strategic Management Resources, LLC. From August 1995 to July 2000, he was President and Chief Executive Officer of Bon Ton Stores. Mr. Wilansky brings more than 30 years of retail experience to the Board, including in-depth knowledge of the challenges of managing an expanding store base, store operations, marketing and merchandising.
Continuing Class II Directors for term to Expire in 2012:

			Director
Name	Age	Our Directors and Their Positions with Us/ Principal Occupations / Business Experience	Since
Jay L. Schottenstein	55	Mr. Schottenstein has served as our Chairman of the Board of Directors since March 2005. Mr. Schottenstein previously served as our Chief Executive Officer from March 2005 to April 2009. He has been Chairman of the Board of Directors of Retail Ventures, Inc., American Eagle Outfitters, Inc. and SSC since March 1992 and was Chief Executive Officer of Retail Ventures from April 1991 to July 1997 and from July 1999 to December 2000. Mr. Schottenstein served as Vice Chairman of SSC from 1986 until March 1992 and as a director of SSC since 1982. He served in various executive capacities at SSC since 1976. Mr. Schottenstein has been a director of American Eagle Outfitters, Inc. (NYSE: AEO) since 1992, and Retail Ventures, Inc. (NYSE: RVI) since 1992. Mr. Schottenstein also serves as the manager of Schottenstein RVI, LLC. Mr. Schottenstein’s extensive experience as a chairman and CEO of numerous companies brings strong leadership skills to our Board. Additionally, Mr. Schottenstein’s tenure with DSW provides the Board with a strong background in the shoe industry.	2005

Michael R. MacDonald	58	Mr. MacDonald has served as our President and Chief Executive Officer since April 2009. Prior to joining DSW, Mr. MacDonald served as Chairman and Chief Executive Officer of Shopko Stores from May 2006 to March 2009. Prior to that time, Mr. MacDonald held executive positions at Saks Incorporated from 1998 to 2006, most recently as Chairman and Chief Executive Officer of the Northern Department Stores Group for six years. Prior to serving in that capacity, Mr. MacDonald held executive positions at Carson Pirie Scott, including the position of Chairman and Chief Executive Officer. With over 30 years of business experience in all phases of retail, including managing merchandising, marketing, stores, operations and finance functions, Mr. MacDonald brings strong leadership abilities and in-depth retail knowledge to our Board.	2009

Philip B. Miller*	71	Mr. Miller is the President of Philip B. Miller Associates, a consulting firm, and an Operating Director of Tri-Artisan Capital Partners, a privately held merchant bank, and has held those positions since July 2001. Mr. Miller also serves on the Board of Directors of St. John Knits, a position he has held since December 2002. Mr. Miller served on the Board of Directors of Kellwood until January 2008. Mr. Miller served as Chairman and Chief Executive Officer of Saks Fifth Avenue, Inc. from 1993 until January 2000 and continued as Chairman of that company until July 2001. From 1983 to 1990,	2005

			Director
Name	Age	Our Directors and Their Positions with Us/ Principal Occupations / Business Experience	Since
		Mr. Miller served as Chairman and Chief Executive Officer of Marshall Fields, Inc. Mr. Miller brings to the Board extensive experience in executive leadership and retail merchandising.

James D. Robbins*	63	Mr. Robbins currently holds a directorship in Huntington Preferred Capital, Inc. (NASDAQ:HPCCP), that he has held since November 2001. Mr. Robbins also serves as chairman of the audit committee of Huntington Preferred Capital, Inc. From 1993 until his retirement in June 2001, Mr. Robbins served as Managing Partner of the Columbus, Ohio office of PricewaterhouseCoopers LLP. Mr. Robbins was on the Board of Directors of Dollar General from April 2002 until July 2007, during which time he chaired the audit committee. Mr. Robbins is a certified public accountant (inactive). With a 33-year background in public accounting, Mr. Robbins has developed strong accounting skills and significant retail industry experience, which are valuable assets to our Board, particularly in relation to the Audit Committee.	2005

*	Independent Directors under New York Stock Exchange Rules.
Unless otherwise directed, the persons named in the proxy will vote the proxies FOR the election of the above-named nominees as directors. While it is contemplated that all nominees will stand for election, in the event any person nominated fails to stand for election, the proxies will be voted for such other person or persons as may be designated by the directors. Management has no reason to believe that any of the above-mentioned persons will not stand for election or serve as a director.
Under Ohio law and our Code of Regulations, the nominees receiving the greatest number of votes will be elected as directors. Shares as to which the authority to vote is withheld are not counted toward the election of directors or toward the election of the individual nominees specified on the proxy. A broker non-vote will have the same effect as a withhold and, therefore, will not affect the outcome of the vote.
Your Board of Directors unanimously recommends a vote FOR each of the director nominees named above.

EXECUTIVE OFFICERS
The following persons are our executive officers. Our officers are elected annually by our Board and serve at the pleasure of the Board.
Jay L. Schottenstein, age 55, serves as our Chairman of the Board of Directors. Mr. Schottenstein was appointed as our Chief Executive Officer in March 2005. He became a director of DSW in March 2005. He has been Chairman of the Board of Directors of Retail Ventures, American Eagle Outfitters, Inc. and SSC since March 1992 and was Chief Executive Officer of Retail Ventures from April 1991 to July 1997 and from July 1999 to December 2000. Mr. Schottenstein served as Vice Chairman of SSC from 1986 until March 1992 and as a director of SSC since 1982. He served in various executive capacities at SSC since 1976. Mr. Schottenstein also serves as the manager of Schottenstein RVI, LLC.
Michael R. MacDonald, age 58, has served as our President and Chief Executive Officer since April 2009. Prior to joining DSW, Mr. MacDonald served as Chairman and Chief Executive Officer of Shopko Stores from May 2006 to March 2009. Prior to that time, Mr. MacDonald held executive positions at Saks Incorporated from 1998 to 2006, most recently as Chairman and Chief Executive Officer of the Northern Department Stores Group for six years. Prior to serving in that capacity, Mr. MacDonald held executive positions at Carson Pirie Scott, including the position of Chairman and Chief Executive Officer. Mr. MacDonald has over 30 years of business experience in all phases of retail, including managing merchandising, marketing, stores, operations and finance functions.
Deborah L. Ferrée, age 56, has served as our Vice Chairman and Chief Merchandising Officer since January 2006. Ms. Ferrée joined us in November 1997. She served as our President and Chief Merchandising Officer from November 2004 until January 2006. From March 2002 until November 2004, she served as Executive Vice President and Chief Merchandising Officer. Prior to that, she served as Senior Vice President of Merchandising beginning in September 2000, and Vice President of Merchandising beginning in October 1997. Prior to joining us, Ms. Ferrée worked in the retail industry for more than 30 years in various positions, including serving as Divisional Merchandising Manager of Shoes, Accessories and Intimate Apparel for Harris Department Store, women’s buyer for Ross Stores and Divisional Merchandise Manager of the May Company.
William L. Jordan, age 38, serves as our Executive Vice President, General Counsel and Secretary, a position he has held since March 2009. From May 2008 to March 2009 he was our Senior Vice President, General Counsel and Secretary. In January 2006, Mr. Jordan joined us as our Vice President, General Counsel and Secretary. Prior to joining us he had served as Corporate Counsel for Lancaster Colony Corporation since 2005, and was with the firm of Porter, Wright, Morris & Arthur LLP in Columbus, Ohio, from 1997 to 2005 where he specialized in Corporate Securities and Mergers & Acquisitions law.
Harris Mustafa, age 56, serves as our Executive Vice President, Supply Chain and Merchandise Planning and Allocation. Prior to joining us in July 2006, Mr. Mustafa served as Executive Vice President, Private Brand and Product Development from August 2004 to June 2006 at Saks Department Store Group. Prior to serving in that capacity, he served as their Senior Vice President, Planning and Operations, Private Brand Group from October 2003 to August 2004. From May 2002 to March 2003, Mr. Mustafa served as Senior Vice President Business Planning for Williams-Sonoma, Inc. Prior to serving in that capacity, Mr. Mustafa served in various executive positions at Payless ShoeSource, Inc. from 1987 to 2001.
Douglas J. Probst, age 45, serves as our Executive Vice President and Chief Financial Officer. Mr. Probst joined DSW in March 2005. From April 1990 to February 2005, he held various positions with Too Inc., (now Tween Inc., a division of Dress Barn), including Vice President of Finance and Controller from May 2004 to February 2005, Vice President Finance from October 2003 to May 2004 and Vice President Financial Analysis and Store Control from December 1999 to October 2003. From August 1986 to March 1990, he was in the practice of public accounting with KPMG. Mr. Probst is a certified public accountant.
Jon J. Ricker, age 60, has served as our Executive Vice President and Chief Strategy Officer since February 2010. From September 2008 until February 2010, Mr. Ricker served as our Executive Vice President and Chief Administrative Officer. Prior to that, Mr. Ricker served as our Executive Vice President – Strategic Business Development, and Chief Technology Officer from the time he joined the Company in February 2006 until September 2008. Prior to joining DSW, Mr. Ricker held various senior leadership positions at Limited Brands from January 1996 through November 2005 including Chief Information Officer, Strategic Business and Technology Officer, and President and Chief Executive of the Limited Technology Services Company. Over his career, Mr. Ricker also served in other senior executive capacities for companies such as BellSouth Corporation, Federal Express Corporation, and Federal Mogul Corporation. Mr. Ricker has over 10 years experience in each of the Retail, Logistics and Transportation, and Manufacturing industries.
Derek Ungless, age 61, serves as our Executive Vice President and Chief Marketing Officer, a position he has held since June 2005. From April 2002 to May 2005, he was Executive Vice President of Marketing for Express, part of Limited Brands. Mr. Ungless was Senior Vice President and Head of Global Brand Design of the Estee Lauder brand, part of Estee Lauder Companies Inc. from September 2000 until November 2001 and was Executive Vice President and Creative Director of Brooks Brothers from October 1997 until September 2000.

OTHER DIRECTOR INFORMATION, COMMITTEES OF DIRECTORS AND CORPORATE GOVERNANCE INFORMATION
General
A total of six meetings of the Board of Directors were held during fiscal 2009. Other than Mr. Markfield who attended less than 75% of Technology Committee meetings, no director attended less than 75 percent of the aggregate of (i) the total number of meetings of the Board of Directors held during the time in which such director was a member of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which that director served during the period each director served as a member of such committee.
There are no family relationships among our directors and executive officers.
Our Corporate Governance Principles provide that all incumbent directors and director nominees are encouraged to attend our Annual Meeting of Shareholders. Seven out of ten of our directors then in office attended our 2009 Annual Meeting of Shareholders.
Board Leadership Structure
Until the election of Mr. MacDonald as our President and CEO in April 2009, our Chairman, Mr. Schottenstein, held the positions of both Chairman and CEO. Mr. Schottenstein continues to serve as our Chairman. Mr. Schottenstein is not an independent member of the Board.
The Chairman is responsible for developing our agenda for Board meetings and presides at regular sessions of the Board. The Board does not have a lead or presiding director.
The Board of Directors meets in regularly scheduled executive sessions (without management present). The independent members of the Board also meet alone in regularly scheduled executive sessions. The Board of Directors does not have a designated director who leads executive sessions held by the independent directors. The non-management directors alternate as the chair of such executive sessions in alphabetical order by last name.
The Board believes that the current leadership structure, with a separated Chairman and CEO structure, provides the Company with the appropriate leadership structure. The current Board leadership allows the Chairman to focus on Board of Director responsibilities and the CEO to focus on the Company’s administrative and operating functions.
Corporate Governance Principles
In June 2005, the Board of Directors adopted Corporate Governance Principles that address Board structure, membership (including nominee qualifications), performance, operations and management oversight. The Corporate Governance Principles were last amended in March 2009. A current copy of our Corporate Governance Principles can be found at our corporate and investor website at www.dswinc.com and is available in print (without charge) to any shareholder upon request.
Director Independence
Our director independence standards are set forth in our Corporate Governance Principles, a copy of which can be found at our corporate and investor website at www.dswinc.com. The Corporate Governance Principles provide that the Board of Directors’ goal is that a majority of the directors should be independent directors. A director will be designated as independent if he or she:
•	has no material relationship with us or our subsidiaries;

•	satisfies the other criteria specified by New York Stock Exchange listing standards;

•	has no business conflict with us or our subsidiaries; and

•	otherwise meets applicable independence criteria specified by law, regulation, exchange requirement or the Board of Directors.

During its review of director independence, the Board considered whether there were any transactions or relationships between the Company and any director or any member of his or her immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder). As a result of this review, the Board of Directors has affirmatively determined that the following persons are independent under our independence standards:

Elaine J. Eisenman
Carolee Friedlander
Joanna T. Lau
Philip B. Miller
James D. Robbins
Allan J. Tanenbaum
Our Board of Directors has a Nominating and Corporate Governance Committee, a Compensation Committee and an Audit Committee, all of which are comprised solely of independent directors as defined under applicable Securities and Exchange Commission rules and the listing standards of the New York Stock Exchange. Our Board of Directors also has a Technology Committee comprised of a mixture of independent and non-independent directors.
Board’s Role in the Risk Management Process
Our Board and its committees play an important role in overseeing the identification, assessment and mitigation of risks that are material to us. In fulfilling this responsibility, the Board and its committees regularly consult with management to evaluate and, when appropriate, modify our risk management strategies. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed about such risks through committee reports.
We have adopted the concept of enterprise risk management (“ERM”). The Board has charged management with the responsibility of implementing an ERM program that will be completed in fiscal 2010. Our CEO, who reports to our Board of Directors, will be the sponsor of the ERM Program. Once fully implemented, management will provide an annual report to the Board regarding our significant risks and what management is doing to mitigate risk.
Additionally, our Audit Committee assists the Board in fulfilling its oversight responsibility relating to the performance of our system of internal controls, legal and regulatory compliance, our audit, accounting and financial reporting processes, and the evaluation of enterprise risk issues, particularly those risk issues not overseen by other committees. The Audit Committee also reviews periodically with our General Counsel legal matters that may have a material adverse impact on our financial statements, compliance with laws and any material reports received from regulatory agencies. Our Compensation Committee is responsible for overseeing the management of risks relating to our compensation programs. Our Nominating and Corporate Governance Committee manages risks associated with corporate governance and business conduct and ethics.
Nominating and Corporate Governance Committee
The members of our Nominating and Corporate Governance Committee are Mr. Tanenbaum (Chair) and Messes. Eisenman and Friedlander, each of whom is independent as discussed above. A current copy of our Nominating and Corporate Governance Committee charter can be found on our corporate and investor website at www.dswinc.com and is available in print (without charge) to any shareholder upon request.
The Nominating and Corporate Governance Committee met five times during fiscal 2009. Its functions include assisting the Board in determining the desired qualifications of directors, identifying potential individuals meeting those qualification criteria, proposing to the Board a slate of nominees for election by the shareholders and reviewing candidates nominated by shareholders. In addition, the Committee also reviews the Corporate Governance Principles, makes recommendations to the Board with respect to other corporate governance principles applicable to us, and oversees the annual evaluation of the Board and management.
The Nominating and Corporate Governance Committee meets to discuss, among other things, identification and evaluation of potential candidates for nomination as a director. Although there are no specific minimum qualifications that a director candidate must possess and the Committee has not adopted a specific policy with regard to the consideration of diversity, potential candidates are identified and evaluated according to the qualification criteria set forth in the Board’s Corporate Governance Principles, including:
•	independence;

•	judgment;

•	skill;

•	diversity;

•	strength of character;

•	age;

•	experience as an executive of, or advisor to, a publicly traded or private organization;

•	experience and skill relative to other Board members;

•	specialized knowledge or experience;

•	service on other boards; and

•	desirability of the candidate’s membership on the Board or any committees of the Board.
In considering diversity, the Nominating and Corporate Governance Committee may take into account various attributes, including background, skill set or viewpoint.
The Nominating and Corporate Governance Committee will consider nominees recommended by shareholders for the 2011 Annual Meeting of Shareholders, provided that the names of such nominees are submitted in writing, not later than January 1, 2011, to DSW, 810 DSW Drive, Columbus, Ohio 43219, Attn: Corporate Secretary. Each such submission must include:
As to the nominee:
•	name, age, business address and residence address;

•	principal occupation or employment;

•	the class and number of DSW shares beneficially owned; and

•	any other information relating to the nominee that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act; and
As to the shareholder giving the notice:
•	name and record address; and

•	the class and number of our shares beneficially owned.
Such notice shall be accompanied by a consent signed by the nominee evidencing a willingness to serve as a director, if nominated and elected, and a commitment by the nominee to meet personally with the Nominating and Corporate Governance Committee members.
Other than the submission requirements set forth above, there are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates a nominee for director recommended by a shareholder.
Compensation Committee
The members of our Compensation Committee are Messrs. Miller (Chair) and Robbins and Messes. Eisenman and Friedlander. Each member of the Compensation Committee is independent as discussed above. None of the members of the Compensation Committee are present or former officers of our Company, nor are they or any of their affiliates, if any, parties to agreements with us.
A current copy of our Compensation Committee charter can be found on our corporate and investor website at www.dswinc.com and is available in print (without charge) to any shareholder upon request.
Our Compensation Committee met seven times during fiscal 2009. The Compensation Committee’s functions include evaluating the Chief Executive Officer’s performance and, based upon these evaluations, setting the Chief Executive Officer’s annual compensation; reviewing and approving the compensation packages of our other executive officers; making recommendations to the Board with respect to our incentive compensation, retirement and other benefit plans; making administrative and compensation decisions under such plans; and recommending to the Board the compensation for non-employee Board members. See the Compensation Discussion and Analysis below for a more complete description of the Compensation Committee’s deliberations and decisions relating to executive compensation, including the Committee’s retention of a compensation consultant and the role of our executive officers in determining executive compensation.
Pursuant to its Charter, the Compensation Committee has the sole authority to retain and terminate the services of any outside compensation consultants to the Committee. During fiscal 2009, the Compensation Committee retained Hay Group to provide advice to the Committee on general program design and best practices as well as to assist the Committee in ensuring officers and directors were competitive with a “Peer Group” of companies, as identified in the Compensation Discussion and Analysis below. Hay Group reported directly to the Committee. Hay Group also provided compensation services to DSW management. The amount of services was not material and DSW paid approximately $14,100 for these services. While Hay Group performed the general competitive review, as requested by the Committee, Hay Group did not determine or recommend any amount or form of compensation to the Committee with respect to DSW’s executive officers, except as requested by the Committee.
Audit Committee
The members of our Audit Committee are Messrs. Robbins (Chair), Miller and Tanenbaum and Ms. Lau. The Board of Directors has determined that each of them is independent and is financially literate in accordance with the applicable Securities and Exchange Commission rules and listing standards of the New York Stock Exchange. The Board has also determined that our Audit Committee’s Chairman, James D. Robbins, qualifies as an audit committee financial expert as such term is defined by the Securities and Exchange Commission under Item 407(d)(5) of Regulation S-K.
A current copy of our Audit Committee charter can be found on our corporate and investor website at www.dswinc.com and is available in print (without charge) to any shareholder upon request.
Our Audit Committee met twelve times during fiscal 2009. The purpose of our Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities of:
•	the integrity of our financial statements;

•	compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence; and

•	performance of our internal audit function and independent auditor.
The Audit Committee is directly responsible for the appointment, compensation, retention, termination and oversight of the work of our independent auditor, including resolution of disagreements between management and the independent auditor regarding financial reporting.
No member of the Audit Committee is currently serving on the audit committees of more than three public companies.
Technology Committee
The members of our Technology Committee are Ms. Lau (Chair) and Messrs. Markfield, Robbins, and Sonnenberg. A current copy of our Technology Committee charter can be found on our corporate and investor website at www.dswinc.com and is available in print (without charge) to any shareholder upon request.
Our Technology Committee met four times during fiscal 2009. The purpose of the Technology Committee is to ensure that technology endeavors are effectively managed and that technology performance meets the following objectives:
•	aligns with our business strategy;

•	enables the business to maximize benefits technology can provide;

•	resources are used responsibly; and

•	risks are managed a ppropriately.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and executive officers and persons who are beneficial owners of more than ten percent of our Common Shares (“reporting persons”) to file reports of ownership and changes of ownership with the Securities and Exchange Commission and the New York Stock Exchange. We assist our directors and executive officers in completing and filing those reports. Based upon a review of those reports furnished to us and representations of our directors and executive officers, we believe that, except for one late filing for Mr. Ungless covering one transaction, all filing requirements applicable to our directors, executive officers and greater than ten percent beneficial owners were complied with during the last completed fiscal year.
Code of Ethics and Corporate Governance Information
We have adopted a code of ethics that applies to all our officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and an additional code of ethics that applies to senior financial officers. Additionally, the Board of Directors has adopted a Director Code of Conduct applicable to our Board members. These codes of ethics, designated as the “Code of Conduct,” the “Code of Ethics for Senior Financial Officers,” and the “Director Code of Conduct,” respectively, by us can be found on our investor website at www.dswinc.com and are available in print (without charge) to any shareholder upon request. We intend to disclose any amendment to, or waiver from, any applicable provision of the Code of Conduct, Code of Ethics for Senior Financial Officers, or Director Code of Conduct by posting such information on our corporate and investor website at www.dswinc.com.

AUDIT AND OTHER SERVICE FEES
Our Audit Committee has adopted a policy under which audit and non-audit services to be rendered by our independent registered public accounting firm are pre-approved. The pre-approval policy is designed to assure that the provision of such services does not impair the independence of our independent registered public accounting firm and is summarized below.
•	Delegation - The Audit Committee may delegate pre-approval authority to one or more of its independent members provided that the member(s) to whom such authority is delegated promptly reports any pre-approval decisions to the other Audit Committee members. The Audit Committee has not delegated to management its responsibilities to pre-approve services performed by the independent registered public accounting firm.

•	Audit Services - Annual audit, review and attestation engagement terms and fees are subject to the specific pre-approval of the Audit Committee. Any changes in the terms, conditions or fees resulting from changes in the audit scope requires the Audit Committee’s approval.

•	Other Services - Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee.

•	Tax Services - The Audit Committee believes that our independent registered public accounting firm can provide tax services to us such as tax compliance and certain tax advice without impairing its independence. In no event, however, will the independent registered public accounting firm be retained in connection with a transaction initially recommended by the independent registered public accounting firm, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations or similar regulations of other applicable jurisdictions.
No services were provided by the independent public accountants during fiscal 2009 or fiscal 2008 that were approved by the Audit Committee under Securities and Exchange Commission Regulation S-X Rule 2-01(c)(7)(i)(C) (which addresses certain services considered de minimis and may be approved by the Committee after such services have been performed).
The following table sets forth the aggregate fees for professional services rendered by Deloitte & Touche LLP, our independent registered accountants, for each of the last two fiscal years.

	2009	2008
Audit fees (1)	$985,300	$1,289,729
Audit-related fees	—	$9,000
Tax fees	—	—
All other fees	—	—
Total	$985,300	$1,298,729

(1)	Includes services rendered for the audit of our annual financial statements, review of financial statements included in our quarterly reports on Form 10-Q, and other audit services normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements. Also includes $458,994 for fiscal 2008 representing our allocation of audit fees under our shared service agreement with Retail Ventures.

AUDIT COMMITTEE REPORT
The members of our Audit Committee are Messrs. Robbins (Chair), Miller and Tanenbaum and Ms. Lau. The Board of Directors has determined that each of them is independent and is financially literate in accordance with the applicable Securities and Exchange Commission rules and listing standards of the New York Stock Exchange. The Board of Directors has also determined that our Audit Committee’s Chairman, James D. Robbins, qualifies as an audit committee financial expert as such term is defined by the Securities and Exchange Commission under Item 407(d)(5) of Regulation S-K. Although our Board of Directors has determined that Mr. Robbins is a financial expert as defined under Securities and Exchange Commission rules, his responsibilities are the same as those of other Audit Committee members. The Securities and Exchange Commission has determined that an audit committee financial expert will not be deemed an “expert” for any purpose as a result of being identified as an audit committee financial expert.
The Audit Committee operates under a written charter, which is available on our corporate and investor website at www.dswinc.com and is available in print (without charge) to any shareholder upon request. Under the charter, the Audit Committee’s responsibilities include:
•	Review of our annual financial statements to be included in our Annual Report on Form 10-K and recommendation to the Board of Directors whether the audited financial statements should be included in our Annual Report on Form 10-K;

•	Review of our quarterly financial statements to be included in our Quarterly Reports on Form 10-Q;

•	Oversight of our relationship with our independent auditors, including:
°	Appointment, termination and oversight of our independent auditors; and

°	Pre-approval of all auditing services and permitted non-audit services by our independent auditors;
•	Oversight of our internal controls;

•	Oversight of the review and response to complaints made to us regarding accounting, internal accounting controls and auditing matters or other compliance matters;

•	Oversight of our internal audit function; and

•	Review and approval of related party transactions.
Our management is responsible for our internal controls and preparing our consolidated financial statements. Our independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the consolidated financial statements and issuing a report thereon. Their audit is performed in accordance with the standards of the Public Company Accounting Oversight Board. The Audit Committee is responsible for overseeing the conduct of these activities. In performing its oversight function, the Audit Committee relies, without independent verification, on the information provided to it and on representations made by our management and our independent registered public accounting firm.
In conducting its oversight function, the Audit Committee discusses with our internal auditors and our independent registered public accounting firm, with and without management present, the overall scope and plans for their respective audits. The Audit Committee also reviews our programs and key initiatives to design, implement and maintain effective internal controls over financial reporting and disclosure controls. The Audit Committee has sole discretion, in its areas of responsibility and at our expense, to engage independent advisors as it deems appropriate and to approve the fees and retention terms of such advisors.
The Audit Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their audits, the evaluations of our internal controls and the overall quality of our financial reporting. The Audit Committee has reviewed and discussed with management and Deloitte & Touche LLP the audited financial statements for the fiscal year ended January 30, 2010. The Audit Committee also reviewed and discussed with Deloitte & Touche LLP its report on our annual financial statements.

The Audit Committee discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 114 (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received from Deloitte & Touche LLP the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.
Based on its review of the audited consolidated financial statements and discussions with management and Deloitte & Touche LLP referred to above, the Audit Committee recommended to the Board the inclusion of the audited financial statements for the fiscal year ended January 30, 2010 in our Annual Report on Form 10-K for filing with the Securities and Exchange Commission.
Respectfully submitted,
Audit Committee
James D. Robbins, Chair
Joanna T. Lau
Philip B. Miller
Allan J. Tanenbaum

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis describes the material compensation decisions and elements for DSW’s executive team. As more fully described below, the Compensation Committee of DSW’s Board of Directors (the “Committee”) makes all compensation decisions for DSW’s executive officers, including the executive officers named in the Summary Compensation Table below (the “Named Executive Officers”) as follows:
•	Jay L. Schottenstein — Executive Chairman of the Board;

•	Michael R. MacDonald — President and Chief Executive Officer;

•	Deborah L. Ferrée — Vice Chairman and Chief Merchandising Officer;

•	Douglas J. Probst — Executive Vice President and Chief Financial Officer;

•	Harris Mustafa — Executive Vice President, Supply Chain and Merchandise Planning & Allocation; and

•	Jon J. Ricker — Executive Vice President and Chief Strategy Officer.
Mr. MacDonald was appointed President & Chief Executive Officer of the Company effective April 27, 2009. Prior to that appointment, and during the executive compensation review cycle, Mr. Schottenstein served as Chairman of the Board and President & Chief Executive Officer of the Company.
Executive Compensation Philosophy & Objectives
The Committee believes that executive compensation packages should incorporate an appropriate balance of fixed versus variable compensation—as well as cash-based versus stock-based compensation—and reward performance that is measured against established goals that correspond to our short-term and long-term business plan and objectives.
DSW’s executive compensation program is designed to:
(1)	Attract and retain highly talented, experienced retail executives who can make significant contributions to our long-term business success. Specifically, we structure our compensation program to attract and keep executives we believe are critical to the implementation of our business strategy to:
•	Anticipate the desires of our brand-, quality- and style-conscious customers who have a passion for footwear and accessories and provide them with a vast, exciting assortment of in-season styles combined with the convenience and value they desire;

•	Create a distinctive store experience that satisfies both the rational and emotional shopping needs of our customers; and

•	Execute on a growth strategy to increase total net sales through DSW store expansion, positive comparable store sales for DSW stores, increase in sales through leased business partners, and the expansion of dsw.com.
At DSW, we believe we have assembled an experienced and talented executive team with a proven track record of delivering notable results.
Mr. MacDonald, our CEO, is a seasoned retail industry executive who provides leadership to DSW’s senior executive team. Ms. Ferrée, our Vice Chairman and Chief Merchandising Officer, leads our merchandising strategy and oversees a merchant team that is focused on continually delivering a broad assortment of fresh and current merchandise into our stores at price points that appeal to consumers from a broad range of socioeconomic and demographic backgrounds. Ms. Ferrée also has oversight responsibilities for marketing, supply chain, and merchandise planning and allocation. Mr. Probst, our Chief Financial Officer, provides daily leadership to a Finance function that plays a critical role in ensuring the availability of the investment capital necessary to deliver on our growth strategy. Mr. Probst also leads our Leased Business Group. Mr. Mustafa leads our supply chain and merchandise planning and allocation functions. Finally, in fiscal 2009, Mr. Ricker, our Executive Vice President & Chief Strategy Officer, led our dsw.com channel and the information technology function. Beginning in fiscal 2010, Mr. Ricker will focus on our strategy and business development opportunities. We believe that our current senior executive team possesses a proven ability to develop and execute merchandising, customer, real estate and infrastructure strategies. As a result, we believe our compensation program must incentivize and reward their efforts and also serve to keep their services with DSW, thus allowing us to compete in attracting and developing talent to support the continued development of DSW.

(2)	Reward executives for delivering superior performance. The Committee regularly reviews executive compensation packages to ensure a proper balance between fixed and variable compensation with more of the focus on, and potential reward to the executive for, achievement of short- and long-term performance goals. This was true for 2009 — in aggregate, the Named Executive Officer compensation opportunity consisted of approximately 30% fixed compensation (base salary and non-performance based bonus) and approximately 70% variable compensation (annual cash incentive compensation and long-term equity compensation). The Committee believed this was an appropriate balance given the current focus and goals of the Company.

(3)	Create a strong link among the interests of shareholders, DSW’s financial performance and the total compensation of executives, and align executive incentives with shareholder value creation. The Committee believes targeting above-median long-term equity award levels (as discussed below) is appropriate for DSW during a critical growth phase. As a result, the Committee annually awards equity, generally in the form of stock options and restricted stock units, to the Named Executive Officers based, in part, on DSW’s financial performance. Such grants strongly align these officers’ interests with the interests of our shareholders as each are focused on the same result — value creation.
Setting Executive Compensation
Based on the objectives described above, the Committee has structured DSW’s executive compensation programs primarily to motivate executives to achieve the business goals established by DSW and reward executives for meeting business goals, and perhaps more importantly, delivering superior performance as measured against those business goals. For fiscal 2009, the Committee engaged Hay Group, a global human resources consulting firm, to conduct a review of its total compensation program for the Named Executive Officers as well as for other company executives. As requested by the Committee, Hay Group provided the Committee with market data from proprietary databases to consider when making compensation decisions for our Named Executive Officers. While Hay Group was engaged directly by the Committee, Hay Group also provided similar input to company management to support compensation recommendations and decisions made for company executives who are not Named Executive Officers.
In making compensation decisions for executive officers in fiscal 2009, including the Named Executive Officers, the Committee compared each officer’s compensation against market compensation benchmarks drawn from a peer group of publicly-traded and privately-held retail industry companies (collectively, the “Survey Peer Group”). With input from Hay Group, the Committee ensured the Survey Peer Group generally consisted of retail companies with a focus on specialty retail and fashion similar to DSW. In addition, the Committee ensured the Survey Peer Group included companies against which the Committee believes DSW competes for talent and shareholder investment. The companies included in the Survey Peer Group for 2009 were:

Abercrombie & Fitch	Aeropostale	American Eagle Outfitters
Ann Taylor Stores	Bon-Ton Stores	Chico’s FAS
Coach	Collective Brands	Express
Foot Locker	J.C. Penney	J. Crew Group
Kohl’s	Limited Brands	Limited Stores
Macy’s	Mervyn’s	Michaels Stores
New York & Company	Nordstrom	Stage Stores
Target	The Children’s Place	TJX Companies
Tween Brands
DSW’s revenue is slightly below the median revenue of the Survey Peer Group companies. However, Hay Group uses proprietary methodologies that allow for pay comparisons for the same job between companies of different sizes. As a result, pay comparisons may be made directly without adjusting for the difference in the size of the companies.

The pay elements used for comparison purposes are target total cash compensation (consisting of base salary and annual cash incentive compensation) and long-term equity incentive compensation. Generally, the Committee targets Named Executive Officer pay to fall between the 50th and 75th percentiles of Survey Peer Group data for both total cash compensation and long-term incentive compensation. This pay objective reflects the fact that DSW is a growth company and executives with the skills and experience necessary to deliver contributions that will significantly impact DSW’s long-term business success and intended growth pattern command a premium in the marketplace. These objectives also recognize the Committee’s expectation that, over the long term, the Company will generate shareholder returns in excess of the average of its Survey Peer Group. Variations to this pay objective may occur as dictated by the experience level of the individual and market factors.
In addition, for Named Executive Officers where comparison data was available in 2009, the Committee also evaluates the actual pay of the Named Executive Officer with pay data drawn from proxy-disclosed pay information for the following publicly-traded companies (collectively, the “Proxy Peer Group”):

Abercrombie & Fitch	Aeropostale	American Eagle Outfitters
Ann Taylor Stores	Big Lots	Bon-Ton Stores
Brown Shoe Company	Charming Shoppes	Coach
Collective Brands	Dick’s Sporting Goods	Finish Line
J. Crew Group	Limited Brands	New York & Company
Pacific Sunwear	Skechers USA	Stein Mart
Timberland	Tween Brands
For fiscal 2009, the compensation paid to Messrs. Schottenstein, Probst, Mustafa and Ricker and Ms. Ferrée was reviewed pursuant to the Proxy Peer Group (in addition to the Survey Peer Group above). By looking at this proxy-disclosed information, as reviewed and summarized for the Committee by Hay Group, the Committee was able to analyze the relation between performance and the resulting pay delivered. Mr. MacDonald was hired in April 2009 and so was not reviewed during the fiscal 2009 performance cycle.
Finally, the Committee takes into consideration a review of each Named Executive Officer’s compensation relative to the other Named Executive Officers, taking into account each officer’s performance and impact on DSW’s business results.
Role of Executive Officers in Compensation Decisions
The Compensation Committee makes all compensation decisions for DSW’s other Named Executive Officers based upon input provided by the Executive Chairman of the Board and certain members of company management, as discussed under “DSW’s 2009 Executive Compensation Elements” below, and the objective market data provided by Hay Group. The Committee can exercise its discretion and modify any recommendations that may be provided by company management and the independent compensation consultant. Company management does not provide input in determining the compensation of the Chief Executive Officer, which is determined solely by the Compensation Committee with input from the Executive Chairman of the Board and the independent compensation consultant.
DSW’s 2009 Executive Compensation Elements
For the fiscal year ended January 30, 2010, the total compensation opportunity for DSW’s executives (including the Named Executive Officers) was generally comprised of the following principal components:
•	base salary;

•	performance-based annual cash incentive compensation;

•	long-term equity incentive compensation in the form of service-based stock options and restricted stock units; and

•	retirement savings contributions through the 401(k) plan.
Base Salary
While the Committee’s focus is on variable compensation based on performance, a clear objective of our executive compensation program is to pay a base salary that is competitive with the stated Survey Peer Group and Proxy Peer Group (where applicable) in order to retain our Named Executive Officers. The base salaries of all DSW executives (including the Named Executive Officers) are determined based on job responsibilities and individual contribution, and with reference to the considerations set forth below. Salary bands are designed so that the salary opportunity for a given position generally falls between 80% and 140% of the base salary midpoint established for that position. In the case of DSW’s executive team, the salary opportunity for a given position is targeted to be between the 50th percentile and the 75th percentile of Survey Peer Group market data for that position.
In March each year, the Committee determines the base salary of each Named Executive Officer for the next year. During its review, the Committee primarily considers:
•	overall DSW financial performance during the prior year;

•	the individual performance of the Named Executive Officer during the prior year;

•	the target total cash compensation level of the appropriate benchmark position(s) as reflected in Survey Peer Group and Proxy Peer Group (where applicable) data;

•	base salary data drawn from the Survey Peer Group and Proxy Peer Group (where applicable) information where available; and

•	if relevant, compensation paid by a previous employer.
The Executive Chairman of the Board reviewed with the Committee the accomplishments and contributions made by each of the Named Executive Officers under his supervision and provided his proposed base salary changes. After reviewing the Executive Chairman’s recommendations and discussing the performance of each Named Executive Officer, and based upon the Committee’s individual review and analysis of compensation paid by Survey Peer Group companies for the comparable position, the Committee approved the following salary changes for 2009:

	2008 Salary	2009 Salary	% Increase
Ms. Ferrée	$828,970	$850,000	2.5%
Mr. Probst	$440,000	$470,000	6.8%
In March 2009, the Committee reviewed the compensation being paid to Mr. Schottenstein and determined to leave it unchanged. The Committee also decided to leave the base salary of Mr. Ricker unchanged because he had previously received an increase in September 2008 due to his assumption of additional responsibilities. At a subsequent meeting of the Committee in April, and based upon a review of compensation paid by Survey Peer Group companies for the comparable position and the recommendation of the Chief Executive Officer, the Committee approved a 4.9% increase to Mr. Mustafa’s base salary (from $515,000 to $540,000).
Mr. MacDonald was hired April 27, 2009. Thus, Mr. MacDonald was not considered for a base salary increase during the March 2009 review period. Instead, the Committee determined his base salary pursuant to employment negotiations.
Performance-Based Annual Cash Incentive Compensation
In May 2009, the DSW Inc. 2005 Cash Incentive Compensation Plan (the “ICP”) was re-approved by DSW’s shareholders. The ICP gives the Committee the ability to foster and promote the financial success of the Company and increase shareholder value by providing cash incentives to the Named Executive Officers based on the achievement of specified annual business objectives. The ICP is designed to promote the achievement of annual performance goals and focuses the Named Executive Officers on short-term objectives which ultimately will contribute to the likelihood of achieving long-term business objectives and increase shareholder value. Under the ICP, Named Executive Officers earn annual cash incentives only when pre-established business objectives and targets are achieved. The Company currently has approximately 475 associates who are eligible to receive awards under the ICP. The Named Executive Officers are generally treated the same as all other eligible DSW associates under the ICP.
Generally, in the first quarter of each year, the Committee establishes the performance criteria that will be used to determine incentive compensation awards for that year. Company associates who participate in the plan have incentive levels that vary based on the individual’s position and contribution to business performance. Target award opportunities are established as a percentage of base salary and range from 50% to 100% of base salary for the Named Executive Officers. The target award opportunities for Ms. Ferrée and Messrs. MacDonald,

Probst, Mustafa and Ricker were 100%, 100%, 80%, 50% and 50%, respectively, and were established based on market data provided by the independent compensation consultant and the scope of the leadership positions the executives occupy in the DSW business.
For fiscal 2009, the Committee determined that 100% of each Named Executive Officer’s annual cash incentive compensation award would be based upon DSW’s net income performance as reported in DSW’s financial statements. The Committee believed net income was the most relevant metric to DSW’s existing growth plan and best aligned with the growth objective shared with investors. Additionally, net income is publicly disclosed in our financial statements and provides transparency to all ICP participants.
In April 2009, the Committee established a target threshold performance level for fiscal 2009. All associates who participate in the plan (including the Named Executive Officers) receive:
•	no payment unless the Company achieved net income of $13.1 million (approximately 48% of the target net income level established);

•	a payment of at least 25% but less than 50% of the target award opportunity if the Company achieved or exceeded $13.1 million of net income but did not achieve $20.0 million of net income (approximately 74% of the target net income level established);

•	a payment of at least 50% but less than 100% of the target award opportunity if the Company achieved or exceeded $20.0 million of net income but did not achieve $27.0 million of net income (the target net income level established);

•	a payment of at least 100% but less than 200% of the target award opportunity if the Company achieved or exceeded $27.0 million of net income but did not achieve $45.3 million of net income (approximately 168% of the target net income level established); and

•	a payment of 200% of the target award opportunity if the Company achieved or exceeded $45.3 million of net income.
In making the annual determination of the minimum, target and maximum net income levels, the Committee may consider specific circumstances facing the company during the prior and subsequent years. In fiscal 2009, the Committee set the target net income level equal to prior year actual performance. Generally, the Committee sets the minimum, target and maximum levels such that the relative difficulty of achieving the target level is reasonably consistent from year to year. The Committee reserves the right to depart from these payment metrics in its discretion, but it did not do so for the fiscal 2009 performance year.
DSW’s fiscal 2009 performance led to a 200% payout for ICP participants, including each of the Named Executive Officers. Pursuant to employment negotiations, Mr. MacDonald’s fiscal 2009 bonus payout will not be pro-rated.
In addition, in March 2010, as a result of our financial results and Mr. Schottenstein’s contributions to the Company, the Committee determined to award a $250,000 cash bonus to Mr. Schottenstein.
The bonuses paid to the Named Executive Officers (other than Mr. Schottenstein) for the fiscal year ending January 30, 2010 are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table below. The bonus paid to Mr. Schottenstein is reflected in the Bonus column of the Summary Compensation Table below.
Long-Term Equity Incentive Compensation
Prior to our IPO in 2005, the DSW Inc. 2005 Equity Incentive Plan (the “Equity Plan”) was approved by our shareholders. The Equity Plan generally furthers the Committee’s objectives to retain its executives as well as build a link between executive compensation and shareholder interests and objectives. All equity awards are granted in respect to DSW’s Class A Common Stock.
DSW’s executive compensation philosophy generally calls for grants of both service-based stock options and restricted stock units to executives (Vice President and above) including the Named Executive Officers. As discussed above, in determining the value of annual long-term equity incentive grants for DSW executives, the Committee’s overall objective—consistent with the executive compensation philosophy—is to target the combined grant value of stock options and restricted stock units to fall between the 50th and 75th percentile of Survey Peer Group long-term incentive data. The Committee believes targeting above-median long-term incentive levels is appropriate for DSW as it seeks to create a compelling value proposition during a critical growth phase. Furthermore, the Committee believes that an above-median long-term equity incentive target is necessary to attract and retain executives with the skills and experience necessary to deliver contributions that will significantly impact DSW’s long-term business success and intended growth pattern.
In addition, long-term equity incentive grants to the Named Executive Officers are based on each individual’s (i) scope of job responsibilities, (ii) assessment of past performance, and (iii) assessment of potential future contribution.
Historically, the value of long-term equity incentive awards has been delivered to executives 70% in stock options and 30% in restricted stock units. The Committee believes that delivery in this form provides an appropriate incentive to the leadership team to focus on long-term shareholder value creation and, at the same time, provides the Company with the retention value necessary in a competitive labor market. Prior to fiscal 2009, the targeted long term incentive value delivered in stock options was converted to a number of shares using the same fair value methodology the Company uses in determining accounting expense under ASC 718 Compensation- Stock Compensation (ASC 718). The targeted long term incentive value delivered in restricted stock units was determined by the grant date share price and adjusted based on an assumed forfeiture rate to calculate the total number of Common Shares to be delivered once all vesting requirements were satisfied.
In fiscal 2009, due to unprecedented stock market volatility as well as DSW’s severely depressed stock price that was trading at approximately one-half of its historical average, the Company modified its approach to converting the targeted long term incentive value into stock options and restricted stock units. Instead of using the fair value methodology noted above, the Company instead used a profit growth model that evaluated how the Company’s earnings were likely to grow over the applicable vesting period. Based on this profit growth model approach and an assumed $10.00 grant date stock price, the Company converted the targeted long term incentive value to be delivered to each executive into a number of stock options valued at $8.00 per share and a number of restricted stock units valued at $16.00 per share.
Stock Options
Stock options provide executives with financial gain derived from the potential appreciation in the DSW share price between the award’s grant date and the date the executive elects to exercise the option. As a result, DSW’s long-term financial performance, as reflected in share price appreciation, ultimately determines the value of stock options. Because financial gain from stock options is only possible after the price of DSW common stock has increased, the Company believes grants encourage executives to focus on reasonable behaviors and actions that lead to an increase in the DSW share price, thus benefiting both company associates and shareholders. Generally, stock options vest annually in equal installments over the five years following the grant date.
Restricted Stock Units
Restricted stock units provide us with retention value vis-à-vis executives because, generally, they cliff vest 100% at the end of four years. In this way, executives are unable to realize the value of restricted stock units until a significant period of time has passed since the grant date. Additionally, since the restricted stock unit value is tied directly to the market value of DSW common stock, and not exclusively to the increase in the market value of DSW common stock, restricted stock units provide retention value even when the stock price is stable or declining. Thus, the Committee believes that restricted stock units are a key component of the long-term incentive portfolio in that they help retain executives and keep them focused on long-term value creation for shareholders. Dividend equivalents are not paid on restricted stock units granted to company executives, including those granted to the Named Executive Officers.
2009 Long-Term Equity Incentive Awards for the Named Executive Officers
In March 2009, the Committee granted long-term equity incentive awards to Named Executive Officers as part of the annual performance review process. The Committee considered various alternatives based on input from management and the independent compensation consultant which included different multiples of market competitive long-term incentive values based on Survey Peer Group data. The Committee considered alternative scenarios to effectively balance the delivery of cash and equity to the Named Executive Officers. Based upon the information provided, the Committee determined to deliver to each Named Executive Officer a long-term incentive award with a value reasonably consistent with market data for the Survey Peer Group companies at the 65th percentile. In addition, the Committee determined to deliver the award 70% in stock options and 30% in restricted stock units to each Named Executive Officer consistent with the Committee’s typical practice for executives. Based on input from the Executive Chairman of the Board and in consultation with the independent compensation consultant, the Committee also factored in additional retention grants of stock options and restricted stock units to each of the Named Executive Officers except Mr. MacDonald who was not yet an employee of the Company. The table below reflects the grants and applicable vesting schedule for each of the grants to the Named Executive Officers.

			# of
	#	Options	Restricted
	Of	Vesting	Stock	Restricted Stock Units Vesting
Name	Options	Schedule	Units	Schedule
Ms. Ferrée	140,000	20% per year	30,000	25% on 1st anniversary of grant date
				25% on 2nd anniversary of grant date
				50% on 4th anniversary of grant date

Mr. Probst	78,000	20% per year	16,000	25% on 1st anniversary of grant date
				25% on 2nd anniversary of grant date
				50% on 4th anniversary of grant date

Mr. Mustafa	56,000	20% per year	12,000	25% on 1st anniversary of grant date
				25% on 2nd anniversary of grant date
				50% on 4th anniversary of grant date

Mr. Ricker	52,000	20% per year	7,000	3,000 on 1st anniversary of grant date
				3,000 on 2nd anniversary of grant date
				1,000 on 4th anniversary of grant date
In April 2009, the Committee approved grants of 105,000 stock options and 45,000 restricted stock units for Mr. MacDonald pursuant to the terms of employment negotiations. The stock options vest in one-third increments on the first three anniversaries of the grant date. The restricted stock units vest 100% on the third anniversary of the grant date.
Equity Grant Practices
Under our Equity Plan, the Committee approves all equity awards and has not delegated to management the authority to approve equity awards. The Committee may not grant stock options at a discount to the closing price of DSW common stock on the grant date, nor may the Committee reduce the exercise price of outstanding stock options except in the case of a stock split or other similar event. All stock options granted under our Equity Plan have an exercise price that is equal to the closing market price of DSW common stock on the grant date. The grant date is the date of Committee approval, except in the case of prospective hires who meet the criteria outlined below.
The Committee also reviews and considers approval of off-cycle equity awards recommended by management at regularly scheduled Committee meetings (generally quarterly). These off-cycle equity awards reflect commitments made by DSW, subject to Committee approval, and are for current associates (generally in the case of promotion or retention), new hires who have already become employees of DSW or prospective hires who have agreed to a start date with DSW that will occur within the three weeks following the Committee meeting. The grant date for current associates and for new hires who have already become employees of DSW is the date the Committee approves the grant. The grant date for prospective hires is their future start date.
In March 2007, the Committee established a methodology to determine the grant date on which annual equity awards would be granted to eligible associates. The Committee determined that the annual equity grant date would be the seventh calendar day following DSW’s fiscal year-end earnings release. Prior to the establishment of this methodology, the Committee made annual equity grants on pre-established dates. Annual equity grants were made for the first time in April 2006. The Committee does not backdate stock options or grant stock options retroactively. Additionally, the Committee does not coordinate equity grants so that they are made before announcement of favorable information or after announcement of unfavorable information.

401(k) Retirement Savings Contributions
DSW sponsors a tax-qualified 401(k) plan (the “Plan”) in which all DSW associates, including the Named Executive Officers, were eligible to participate. Under the Plan, participants are able to contribute up to 50% of their total eligible cash compensation (including base salary and annual cash incentives) on a pre-tax basis up to the limits imposed by the Internal Revenue Code. The maximum allowable per participant deferral in 2009 under the Internal Revenue Code was $16,500. DSW provides a 100% match on the first 3% contributed by a participant and an additional 50% match on the next 2% contributed by a participant. These matching contributions are not available to participants until they have completed at least one year of service with DSW. In light of the matching contribution for participants, and the Internal Revenue Code Section 401(a)(17) annual compensation limit, the maximum allowable per participant company matching contribution in 2009 was $9,800. Participants choose to invest their account balances from an array of investment alternatives as selected by plan fiduciaries from time to time. A DSW stock fund is not among the investment alternatives available to plan participants. The Plan allows for distributions in a lump sum after termination of service. However, loans—and in-service distributions under certain circumstances such as a hardship, attainment of age 59-1/2 or a disability—are permitted.
Tax Considerations
Section 162(m) of the Internal Revenue Code limits deductibility of certain compensation paid to the chief executive officer and three other executive officers who are the highest paid and employed at fiscal year-end to $1 million per year. The Committee annually considers the impact of Section 162(m) of the Internal Revenue Code in structuring DSW’s executive compensation program. In light of the competitive nature of the market for our executive talent, and our philosophy to pay and reward individual contributions to overall Company performance, the Committee reserves the discretion to reward significant contributions by the Named Executive Officers to building shareholder value, regardless of the tax deductibility limits of Section 162(m).
Termination and Change in Control Arrangements
The Named Executive Officers have employment agreements that entitle them to receive certain benefits and payments if their employment terminates in specified separation scenarios. All of the Named Executive Officers are entitled to certain payments or benefits upon a change in control, including acceleration of the vesting of outstanding equity awards pursuant to the Equity Plan, which benefit is available to all Company associates. These arrangements are described under Potential Payments upon Termination and Change in Control below.

REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on the Compensation Committee’s review and discussion with management, the Compensation Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended January 30, 2010.

Respectfully submitted,

Compensation Committee

Philip B. Miller,Chair
Elaine J.Eisenman
Carolee Friedlander
James D.Robbins

COMPENSATION OF MANAGEMENT
The following table summarizes compensation awarded or paid to, or earned by, each of the named executive officers during fiscal 2009, fiscal 2008, and fiscal 2007. We follow a 52/53 week fiscal year that ends on the Saturday nearest to January 31 in each year. Fiscal 2009, 2008 and 2007 consisted of 52 weeks.
SUMMARY COMPENSATION TABLE

							Changes in Pension
						Non-Equity	Value and Non-
				Stock	Option	Incentive Plan	Qualified Deferred	All Other
Name and	Fiscal	Salary	Bonus	Award(s)	Award(s)	Compensation	Compensation	Compensation
Principal Position	Year	($)	($)	($)(1)	($) (2)	(3)	Earnings	($) (4)	Total
Jay L. Schottenstein	2009	$500,000	$250,000	—	—	—	—	$0	$750,000
Chairman of the Board	2008	$500,000	—	—	$537,321	—	—	$0	$1,037,321
of Directors	2007	$500,015	—	—	$957,636	—	—	$2,994	$1,457,651
Michael R. MacDonald	2009	$730,769	$250,000	$489,150	$576,723	$1,900,000	—	$19,730	$3,966,372
President and Chief	2008	—	—	—	—	—	—	—	—
Executive	2007	—	—	—	—	—	—	—	—
Officer(5)

Deborah L. Ferrée	2009	$846,764	—	$300,000	$700,840	$1,700,000	—	$10,760	$3,558,364
Vice Chairman and	2008	$825,859	$414,485	$189,000	$481,979	—	—	$11,353	$1,922,676
Chief Merchandising	2007	$770,481	—	—	$948,572	—	—	$55,205	$1,774,258
Officer

Douglas J. Probst	2009	$465,385	—	$160,000	$390,468	$752,000	—	$10,694	$1,778,547
Executive Vice	2008	$437,077	$176,000	$103,360	$253,128	—	—	$10,000	$979,565
President and Chief	2007	$398,577	—	—	$412,192	—	—	$29,205	$839,974
Financial Officer

Harris Mustafa	2009	$536,154	—	$120,000	$280,336	$540,000	—	$10,760	$1,487,250
Executive Vice	2008	$510,538	$128,750	$64,600	$172,587	—	—	$10,244	$886,719
President, Supply	2007	$467,423	—	$49,211	$367,775	—	—	$29,484	$913,893
Chain & Merchandise Planning & Allocation

Jon Ricker	2009	$535,000	—	$70,000	$260,312	$535,000	—	$10,760	$1,411,072
Executive Vice	2008	$491,308	$133,750	$105,750	$172,587	—	—	$9,982	$913,377
President and Chief Strategic	2007	$446,000	—	—	$367,775	—	—	$9,667	$823,442
Officer

(1)	This column represents the grant date fair value of RSUs granted in fiscal 2009 as well as prior fiscal years in accordance with ASC 718. For RSUs, fair value is calculated using the closing price of DSW Class A Common Stock on the date of grant. For additional information on the valuation assumptions, refer to note 3 of DSW’s financial statements in the Form 10-K for the year ended January 30, 2010, as filed with the SEC. See the Grants of Plan-Based Awards Table for information on awards made in fiscal 2009. The amounts reflected are for the fair value of RSUs granted and do not necessarily correspond to the actual value that will be recognized by the Named Executive Officers.

(2)	This column represents the grant date fair value of stock options granted in fiscal 2009 as well as prior fiscal years in accordance with ASC 718. For additional information on the valuation assumptions, refer to note 3 of DSW’s financial statements in the Form 10-K for the year ended January 30, 2010, as filed with the SEC. See the Grants of Plan-Based Awards Table for information on options granted in fiscal 2009. The amounts reflected are for the fair value of the stock options granted and do not necessarily correspond to the actual value that will be recognized by the Named Executive Officers.

(3)	This column represents the dollar amount earned by each applicable Named Executive Officer pursuant to our ICP for fiscal 2009, 2008 and 2007. See the Compensation Discussion and Analysis above and the Grants of Plan-Based Awards Table below for information on the grant of these awards.

(4)	The following table describes each component of the All Other Compensation column in the Summary Compensation Table for fiscal 2009.

		401(k) Matching	Life Insurance
Name	Relocation Expenses	Contributions	Premium	Total
Jay L. Schottenstein	$0	$0	$0	$0
Michael R. MacDonald	$19,140	$0	$591	$19,730
Deborah L. Ferrée	$0	$9,800	$960	$10,760
Douglas J. Probst	$0	$9,800	$894	$10,694
Harris Mustafa	$0	$9,800	$960	$10,760
Jon Ricker	$0	$9,800	$960	$10,760

(5)	Mr. MacDonald’s employment with us began on April 27, 2009. As part of his employment negotiations, we agreed to pay Mr. MacDonald a bonus of $250,000 upon his start of employment and an additional $250,000 upon his first anniversary of employment. The $250,000 payable in fiscal 2009 is reflected in the Bonus column.

FISCAL YEAR 2009 GRANTS OF PLAN-BASED AWARDS

		Estimated Possible Payouts Under Non-
		Equity Incentive Plan Awards (1)
					All Other	All Other Option
					Stock Awards:	Awards: Number	Exercise or	Grant Date Fair
					Number of	of Securities	Base Price	Value of Stock
					Shares of Stock	Underlying	of Option	and Option
	Grant	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#) (2)	(#) (2)	($/Sh)	($)
Jay L. Schottenstein	N/A	N/A	N/A	N/A	—	—	N/A	N/A
Michael R. MacDonald	4/30/2009	$237,500	$950,000	$1,900,000	45,000	105,000	$10.87	$1,065,873
Deborah L. Ferrée	4/1/2009	$212,500	$850,000	$1,700,000	30,000	140,000	$10.00	$1,000,840
Douglas J. Probst	4/1/2009	$94,000	$376,000	$752,000	16,000	78,000	$10.00	$550,468
Harris Mustafa	4/1/2009	$67,500	$270,000	$540,000	12,000	56,000	$10.00	$400,336
Jon Ricker	4/1/2009	$66,875	$267,500	$535,000	7,000	52,000	$10.00	$330,312

(1)	These columns represent potential payouts for fiscal 2009 under our ICP. See the Compensation Discussion and Analysis for a discussion of the performance-based criteria applicable to these awards.

(2)	Generally, options vest ratably over five years on each of the first five anniversaries of the grant date and 50% of the restricted stock units vest ratably over two years on the first two anniversaries of the grant date, with the remainder vesting on the fourth anniversary of the date of grant. Mr. MacDonald’s (i) stock options vest ratably over three years on each of the first three anniversaries of the grant date and (ii) restricted stock units cliff vest 100% on the third anniversary of the grant date. Six thousand of Mr. Ricker’s restricted stock units vest ratably over two years on each of the first two anniversaries of the grant date; the remaining 1,000 restricted stock units cliff vest 100% on the fourth anniversary of the grant date. Dividend equivalents are not paid or accrued.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2009

	Option Awards						Stock Awards
											Equity
										Equity	Incentive Plan
				Equity						Incentive Plan	Awards:
				Incentive Plan						Awards:	Market or
				Awards:					Market	Number of	Payout Value
	Number of	Number of		Number of			Number of		Value of	Unearned	of Unearned
	Securities	Securities		Securities			Shares or		Shares or	Shares, Units,	Shares, Units,
	Underlying	Underlying		Underlying			Units of		Units of	or Other	or Other
	Unexercised	Unexercised		Unexercised	Option		Stock That		Stock That	Rights That	Rights That
	Options	Options		Unearned	Exercise	Option	Have Not		Have Not	Have Not	Have Not
	Exercisable	Unexercisable		Options	Price	Expiration	Vested		Vested	Vested	Vested
Name	(#)	(#)		(#)	($)	Date	(#)		($) (1)	(#)	($)
	25,020	16,680	(2)	N/A	$27.80	9/7/2016
Jay L. Schottenstein	21,560	32,340	(3)	N/A	$42.88	4/5/2017	—		—	N/A	N/A
	18,680	74,720	(4)	N/A	$12.92	4/3/2018

Michael R. MacDonald	0	105,000	(5)	N/A	$10.87	4/30/2019	45,000	(6)	$1,084,500	N/A	N/A

	120,000	30,000	(7)	N/A	$19.00	6/28/2015
Deborah L. Ferrée	21,360	32,040	(3)	N/A	$42.88	4/5/2017
	15,800	63,200	(8)	N/A	$13.50	4/23/2018	44,000	(10)	$1,060,400	N/A	N/A
	0	140,000	(9)	N/A	$10.00	4/1/2019

	56,000	14,000	(11)	N/A	$19.00	6/28/2015
Douglas J. Probst	9,280	13,920	(3)	N/A	$42.88	4/5/2017
	8,800	35,200	(4)	N/A	$12.92	4/3/2018	24,000	(12)	$578,400	N/A	N/A
	0	78,000	(9)	N/A	$10.00	4/1/2019

	18,000	12,000	(13)	N/A	$35.79	7/10/2016
	8,280	12,420	(3)	N/A	$42.88	4/5/2017
Harris Mustafa	6,000	24,000	(4)	N/A	$12.92	4/3/2018	22,500	(14)	$542,250	N/A	N/A
	0	56,000	(9)	N/A	$10.00	4/1/2019

	18,000	12,000	(15)	N/A	$27.76	3/8/2016
	8,280	12,420	(3)	N/A	$42.88	4/5/2017
Jon Ricker	6,000	24,000	(4)	N/A	$12.92	4/3/2018	22,500	(16)	$542,250	N/A	N/A
	0	52,000	(9)	N/A	$10.00	4/1/2019

(1)	Represents the closing market price of DSW Class A common stock on last day of the fiscal year times number of shares not yet vested.

(2)	Remaining options vest over two years on September 7 of each year.

(3)	Remaining options vest over three years on April 5 of each year.

(4)	Remaining options vest over four years on April 3 of each year.

(5)	Options vest over three years on April 30 of each year.

(6)	Restricted stock units vest on April 30, 2012.

(7)	Remaining options vest on June 28, 2010.

(8)	Remaining options vest over four years on April 23 of each year.

(9)	Options vest over five years on April 1 of each year.

(10)	Restricted stock units vest on April 1, 2010 (7,500), April 1, 2011 (7,500), April 23, 2012 (14,000) and April 1, 2013 (15,000).

(11)	Remaining options vest on March 14, 2010.

(12)	Restricted stock units vest on April 1, 2010 (4,000), April 1, 2011 (4,000), April 3, 2012 (8,000) and April 1, 2013 (8,000).

(13)	Remaining options vest over two years on July 10 of each year.

(14)	Restricted stock units vest on April 1, 2010 (3,000), July 10, 2010 (5,500), April 1, 2011 (3,000), April 3, 2012 (5,000), and April 1, 2013 (6,000).

(15)	Remaining options vest over two years on March 8 of each year.

(16)	Restricted stock units vest on March 8, 2010 (5,500), April 1, 2010 (3,000), April 1, 2011 (3,000), April 3, 2012 (5,000), September 29, 2012 (5,000), and April 1, 2013 (1,000).

FISCAL YEAR 2009 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of Shares Acquired on	Value Realized
	Exercise	On Exercise	Number of Shares Acquired	Value Realized
Name	(#)	($)	on Vesting	on Vesting
Jay L. Schottenstein	N/A	N/A	N/A	N/A
Michael R. MacDonald	N/A	N/A	N/A	N/A
Deborah L. Ferrée	N/A	N/A	28,200	$270,720
Douglas J. Probst	N/A	N/A	13,000	$124,800
Harris Mustafa	N/A	N/A	N/A	N/A
Jon Ricker	N/A	N/A	N/A	N/A
Potential Payments Upon Termination and Change in Control
Ms. Ferrée and Messrs. MacDonald, Probst, Mustafa, and Ricker have employment agreements with DSW that provide for limited payments and benefits following termination of their employment without “cause” or if the executive terminates employment for “good reason.” Additionally, our Equity Plan provides for acceleration of the vesting of outstanding equity awards upon a change in control for all Company associates, including the Named Executive Officers.
Employment Agreements with Ms. Ferrée and Messrs. MacDonald, Probst, Mustafa & Ricker
Generally, pursuant to each Named Executive Officer’s employment agreement, if DSW involuntarily terminates the officer’s employment without “cause” or if the officer voluntarily terminates employment for “good reason,” each of Ms. Ferrée and Messrs. MacDonald, Probst, Mustafa and Ricker are entitled to receive:
(i)	salary continuation for at least a 12-month period based on the executive’s salary as of the date of termination;

(ii)	a pro-rata share of any annual cash incentive bonus paid for performance in the fiscal year when termination occurs;

(iii)	one year of accelerated vesting with respect to outstanding stock options; and

(iv)	continuing health coverage for at least 12 months.
Also, pursuant to each officer’s employment agreement, if employment terminates as a result of death or disability, each of Ms. Ferrée and Messrs. MacDonald, Probst, Mustafa and Ricker are entitled to receive a pro-rata share of any annual cash incentive bonus paid for performance in the fiscal year when termination occurs.

Each executive’s employment agreement also contains confidentiality and non-disparagement provisions effective through the term of the agreement, a non-competition provision effective through the longer of one year following termination of employment or the period of any salary continuation, and a non-solicitation provision effective through the longer of two years following termination of employment or the period of any salary continuation.

For additional information about these employment agreements, see “Employment Agreements with Key Executives” (below).
     Equity Plan
Pursuant to our Equity Plan and any applicable award agreement, termination by reason of death, disability or retirement (defined as termination after reaching age 65 and completing at least five years of employment) entitles each Named Executive Officer to receive accelerated vesting with respect to all equity awards that are not vested as of the date of termination.

Pursuant to the Equity Plan and any applicable award agreement, a change in control entitles all associates, including each Named Executive Officer, to receive accelerated vesting with respect to all equity awards that are not vested as of the date of the termination.
     Potential Termination and Change in Control Payments
The estimated value of the benefits described above are presented in the table below and are calculated as if the respective termination or change in control event occurred on January 30, 2010 and our stock price was $24.10, the closing price of our Class A Common Shares on January 29, 2010, the last trading day of fiscal 2009 in the case of termination, and $26.91 in the case of change in control based on the calculation methodology specified in our Equity Plan. The amounts below assume each Named Executive Officer’s salary and annual incentive award is as set forth above in the Summary Compensation Table for fiscal 2009. The actual amounts to be paid out will only be determinable at the time of actual payment.

	Involuntary
	Termination Without	Involuntary	Voluntary
	Cause or Voluntary	Termination	Termination
	Termination for Good	Because of Death	Because of	Change in
Named Executive Officer	Reason (1)	or Disability (2)	Retirement (2)	Control (2)
Jay L. Schottenstein
Salary Continuation	$0	$0	$0	$0
Benefits Continuation	$0	$0	$0	$0
Accelerated Vesting of Equity	$0	$835,370	$835,370	$1,045,333

Total	$0	$835,370	$835,370	$1,045,333

Michael R. MacDonald
Salary Continuation (3)	$950,000	$0	$0	$0
Benefits Continuation (4)	$5,266	$0	$0	$0
Accelerated Vesting of Equity	$463,050	$2,473,650	2,473,650	$2,768,700

Total	$1,418,316	$2,473,650	$2,473,650	$2,768,700

Deborah L. Ferrée
Salary Continuation (3)	$850,000	$0	$0	$0
Benefits Continuation (4)	$2,521	$0	$0	$0
Accelerated Vesting of Equity	$896,030	$3,857,320	$3,857,320	$4,512,612

Total	$1,748,551	$3,857,320	$3,857,320	$4,512,612

Douglas J. Probst
Salary Continuation (3)	$470,000	$0	$0	$0
Benefits Continuation (4)	$7,591	$0	$0	$0
Accelerated Vesting of Equity	$486,144	$2,143,136	$2,143,136	$2,500,568

Total	$963,735	$2,143,136	$2,143,136	$2,500,568

Harris Mustafa
Salary Continuation (3)	$540,000	$0	$0	$0
Benefits Continuation (4)	$7,591	$0	$0	$0
Accelerated Vesting of Equity	$429,850	$1,600,170	$1,600,170	$1,824,970

Total	$977,441	$1,600,170	$1,600,170	$1,824,970

Jon J. Ricker
Salary Continuation (3)	$535,000	$0	$0	$0
Benefits Continuation (4)	$4,536	$0	$0	$0
Accelerated Vesting of Equity	$418,570	$1,543,770	$1,543,770	$1,757,330

Total	$958,106	$1,543,770	$1,543,770	$1,757,330

(1)	The amount reported for “Accelerated Vesting of Equity” reflects the intrinsic value of unvested stock options and restricted stock units that would vest during the one year following the Named Executive Officer’s date of termination.

(2)	The amount reported for “Accelerated Vesting of Equity” reflects the intrinsic value of unvested stock options and restricted stock units that would vest upon the Executive’s date of termination or upon a change in control, as the case may be.

(3)	The amount reported reflects the continued payment of base salary for a period of 12 months at the rate in effect on the Executive’s date of termination.

(4)	The amount reported reflects the cost of maintaining health care coverage for a period of 12 months at the coverage level in effect as of the Executive’s date of termination. The cost of maintaining health care coverage is calculated as the difference between (i) the company’s cost of providing the benefits and (ii) the amount the Executive paid for such benefits as of the Executive’s date of termination.
Employment Agreements with Key Executives
Mr. Schottenstein

We have not entered into an employment agreement with Mr. Schottenstein, our Chairman. Mr. Schottenstein was appointed to this position on March 14, 2005.

Mr. MacDonald

We entered into an employment agreement with Mr. MacDonald, our President and Chief Executive Officer, in March 2009. The agreement provides for an indefinite term, subject to earlier termination pursuant to certain events (and potential payment amounts) summarized under “Potential Payments upon Termination and Change in Control” above. As of January 30, 2010, Mr. MacDonald’s base salary was $950,000. Mr. MacDonald also participates in our ICP with a target bonus opportunity of 100% of his base salary and a maximum annual bonus of 200% of base salary. In addition, Mr. MacDonald received a signing bonus of $500,000, $250,000 of which was paid on his date of hire, and $250,000 of which is payable on his first anniversary of employment. The agreement also provides for Mr. MacDonald’s participation in our 401(k) plan and welfare benefit plans.

Ms. Ferrée

We entered into an employment agreement with Ms. Ferrée, our Vice Chairman and Chief Merchandising Officer, in November 2004. The agreement provides for an indefinite term, subject to earlier termination pursuant to certain events (and potential payment amounts) summarized under “Potential Payments upon Termination and Change in Control” above. As of January 30, 2010, Ms. Ferrée’s base salary was $850,000, which is to be increased annually by a minimum of 2.5% over the previous year’s base salary. Ms. Ferrée also participates in our ICP with a target bonus opportunity of 100% of base salary and a maximum annual bonus of 200% of base salary. The agreement also provides for Ms. Ferrée’s participation in our 401(k) plan and welfare benefit plans.

Mr. Probst

We entered into an employment agreement with Mr. Probst, our Executive Vice President and Chief Financial Officer, in March 2005. The agreement provides for an indefinite term, subject to earlier termination pursuant to certain events (and potential payment amounts) summarized under “Potential Payments upon Termination and Change in Control” above. As of January 30, 2010, Mr. Probst’s base salary was $470,000. Mr. Probst also participates in our ICP with a target bonus opportunity of 80% of his base salary and a maximum annual bonus of 160% of base salary. The agreement also provides for Mr. Probst’s participation in our 401(k) plan and welfare benefit plans.

Mr. Mustafa

We entered into an employment agreement with Harris Mustafa, our Executive Vice President, Supply Chain and Merchandise Planning and Allocation, in July 2006. The agreement provides for an indefinite term, subject to earlier termination pursuant to certain events (and potential payment amounts) summarized under “Potential Payments upon Termination and Change in Control” above. As of January 30, 2010, Mr. Mustafa’s base salary was $540,000. Mr. Mustafa also participates in our ICP with a target bonus opportunity of 50% of base salary and a maximum annual bonus of 100% of base salary. The agreement also provides for Mr. Mustafa’s participation in our 401(k) plan and welfare benefit plans.

Mr. Ricker

We entered into an amended employment agreement with Mr. Ricker, our Executive Vice President and Chief Strategy Officer, in March 2009. The agreement provides for an indefinite term, subject to earlier termination pursuant to certain events (and potential payment amounts) summarized under “Potential Payments upon Termination and Change in Control” above. As of January 30, 2010, Mr. Ricker’s base salary was $535,000 Mr. Ricker also participates in our ICP with a target bonus opportunity of 50% of his base salary and a maximum annual bonus of 100% of base salary. The agreement also provides for Mr. Ricker’s participation in our 401(k) plan and welfare benefit plans.
Compensation Committee Review of the Relation of Compensation Design to Risk
The Compensation Committee has reviewed the design and operation of our compensation policies and practices, including incentive compensation arrangements for our named executive officers and for all employees. The Compensation Committee has determined that the Company’s compensation policies and practices do not encourage our employees to take unnecessary or inappropriate risks that could reasonably be expected to materially threaten our value. Several factors contribute to this assessment, including the following:
•	The Compensation Committee reviews the quality of our earnings prior to approving incentive payments;

•	We provide a significant percentage of compensation based on performance, which is in turn based on annual and long-term incentives that require sustained value creation over several years to earn target incentives;

•	For cash incentive payments made under our 2005 Cash Incentive Compensation Plan, the Compensation Committee provides a maximum payout of 200% of target;

•	We use the same financial metric—historically net income—to determine annual incentive payouts for all home office bonus eligible associates;

•	Certain payments to our Named Executive Officers are subject to recovery if we restate a financial statement due to material noncompliance with any financial reporting requirement under the securities laws, and such noncompliance is a result of misconduct; and

•	The Compensation Committee has the discretion to adjust incentive payments based on key performance indicators that have a long-term financial impact, and an assessment of whether results are consistent with our values.
Compensation of Directors
Our Compensation Committee reviews director compensation and makes recommendations to our Board of Directors regarding director compensation.

Our current director compensation policies provide that each director who does not otherwise receive compensation (including severance) from DSW or Retail Ventures will receive:
•	An annual retainer of $110,000; and

•	An additional annual retainer for committee service for each committee on which such director serves (provided that the committee chairs do not receive such additional retainer) as follows:
°	Audit Committee — $15,000

°	Compensation Committee — $11,500

°	Nominating and Corporate Governance Committee — $7,500

°	Technology Committee — $7,500
The annual retainers are paid as follows:
•	One-half in cash, payable in quarterly installments on the last day of each fiscal quarter; and

•	One-half in stock units, payable on the date of each annual meeting of the shareholders for the purpose of electing directors, determined by dividing the amount of the retainer to be paid in stock units by the per-share market value of our Class A Common Shares on the grant date.
Directors do not receive any additional compensation for attending board meetings or board committee meetings. However, the chairmen of the Audit Committee, Nominating and Corporate Governance Committee, Compensation Committee, and Technology Committee each receive an additional $35,000, $20,000, $30,000, and $20,000 in cash or stock units (as they may elect) per year, respectively. We pay this compensation on a quarterly basis. All members of our Board of Directors are reimbursed for reasonable costs and expenses incurred in attending meetings of our Board of Directors and its committees.

In May 2009, the Board determined to provide special compensation to members of the CEO Search Committee. The Board determined to pay the chair of the Committee, Mr. Miller, $20,000, and the other members of the Committee, Messes. Eisenman and Friedlander, $10,000. All compensation paid for service on the CEO Search Committee was paid in the form of stock units.

Non-management directors may elect to have any of the cash portion of their compensation paid in the form of stock units in lieu of cash.

Stock units issued to a director are fully vested on the date of grant, but will not be distributable to the director until the director leaves the board (for any reason). When the director leaves the board, the stock units owed to the director will be settled in DSW Class A Common Shares (with cash for any fractional shares), unless the director’s award agreement provides for a cash settlement. The stock units will be settled in a lump sum transfer, and the compensated director may not defer settlement or spread the settlement over a longer period of time.

Directors have no voting rights in respect to the stock units, but they will have the power to vote the DSW Class A Common Shares received upon settlement of the award. In general, directors have equivalent rights to receive dividends paid on DSW Class A Common Shares. Each director will be “credited” with the same dividend that would be issued if the stock unit was a DSW Class A Common Share. The amounts associated with the dividend equivalent rights will not be distributed until the director’s stock unit award is settled at the time that the director leaves the board. We will be entitled to a tax deduction when the award is settled, and the director will be taxed on the then fair market value of the award.
FISCAL YEAR 2009 DIRECTOR COMPENSATION

					Change In Pension
					Value and
				Non-Equity	Nonqualified
	Fees Earned or		Option	Incentive Plan	Deferred	All Other
	Paid in Cash	Stock Awards	Awards	Compensation	Compensation	Compensation
Name	($)	($)(1)(2)	($)	($)	Earnings	($)	Total
Elaine J. Eisenman	$64,500	$74,500	None	None	None	None	$139,000
Carolee Friedlander	$64,500	$74,500	None	None	None	None	$139,000
Joanna T. Lau	$87,500	$62,500	None	None	None	None	$150,000
Roger S. Markfield(3)	None	$119,375	None	None	None	None	$119,375
Philip B. Miller	$92,500	$82,500	None	None	None	None	$175,000
James D. Robbins	$101,375	$64,500	None	None	None	None	$165,875
Harvey L. Sonnenberg	$60,625	$58,750	None	None	None	None	$119,375
Allan J. Tanenbaum	$82,500	$62,500	None	None	None	None	$145,000

(1)	Each of our directors who is not an employee of DSW or Retail Ventures and who does not otherwise receive compensation (including severance) from DSW or Retail Ventures were granted stock units on May 21, 2009. The number of stock units and the full grant date fair value of the stock units granted to each eligible director were (includes stock units granted to members of the CEO Search Committee):

	Number of Stock
Name	Units Granted	Fair Value
Elaine J. Eisenman	5,885	$74,500
Carolee Friedlander	5,885	$74,500
Joanna T. Lau	4,937	$62,500
Roger S. Markfield	4,641	$58,750
Philip B. Miller	6,517	$82,500
James D. Robbins	5,095	$64,500
Harvey L. Sonnenberg	4,641	$58,750
Allan J. Tanenbaum	4,937	$62,500

These stock units are fully vested but will not be distributable to the director until the director leaves the Board. Because these units are fully-vested upon grant, we recognize the full grant date fair value for financial statement reporting purposes, as provided by ASC 718. For additional information on the valuation assumptions, refer to note 3 of DSW’s financial statements in the Form 10-K for the year ended January 30, 2010, as filed with the SEC.

(2)	As of January 30, 2010, each director listed had the following number of stock units outstanding:

Number of Stock Units Outstanding
Name	as of January 30, 2010
Elaine J. Eisenman	10,698
Carolee Friedlander	17,040
Joanna T. Lau	9,601
Roger S. Markfield	17,062
Philip B. Miller	17,523
James D. Robbins	15,971
Harvey L. Sonnenberg	15,087
Allan J. Tanenbaum	26,723

(3)	Beginning in the first quarter of fiscal 2008, Mr. Markfield elected to receive payment of all fees in the form of stock awards.

PROPOSAL 2 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 29, 2011. In the event the shareholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider its appointment. In addition, even if the shareholders ratify the appointment of Deloitte & Touche LLP, the Audit Committee may in its discretion appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that a change is in the best interest of the Company.
Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting to respond to appropriate questions and to make a statement if such representatives so desire.
The Board of Directors recommends that the shareholders vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 29, 2011.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
General
Prior to the completion of our initial public offering in July 2005, we were operated as a wholly-owned subsidiary of Retail Ventures. As of March 22, 2010, Retail Ventures owned 27,382,667 of our Class B Common Shares, constituting all of our issued and outstanding Class B Common Shares, or approximately 62.6% of our total outstanding shares and approximately 93.0% of the combined voting power of our outstanding Common Shares. Retail Ventures has the power acting alone to approve any action requiring a vote of the majority of our voting shares, including the election of all our directors and ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2010.
As of March 22, 2010, Jay L. Schottenstein, the Chairman of Retail Ventures, beneficially owned approximately 65.6% of the common shares of SSC. As of March 22, 2010, SSC and its affiliates owned approximately 51.9% of the outstanding shares and beneficially owned approximately 53.6% of the outstanding shares of Retail Ventures (assumes issuance of 1,731,460 Retail Ventures common shares issuable upon the exercise of term loan warrants). For fiscal 2009, we paid approximately $17.1 million in total fees, rents and expenses to SSC and its affiliates.
In the ordinary course of business, we have entered into a number of agreements with Retail Ventures and SSC and their affiliates relating to our business and our relationship with these companies, the material terms of which are described below. We believe that each of the agreements entered into with these entities is on terms at least as favorable to us as could be obtained in an arm’s length transaction with an unaffiliated third party. In the event that we desire to enter into any agreements with Retail Ventures or any of our directors, officers or other affiliates in the future, in accordance with Ohio law, any contract, action or other transaction between or affecting us and one of our directors or officers or between or affecting us and any entity in which one or more of our directors or officers is a director, trustee or officer or has a financial or personal interest, will either be approved by the shareholders, a majority of the disinterested members of our Board of Directors or a committee of our Board of Directors that authorizes such contracts, action or other transactions or must be fair to us as of the time our directors, a committee of our directors or our shareholders approve the contract, action or transaction. In addition, any transactions with directors, officers or other affiliates will be subject to requirements of the Sarbanes-Oxley Act and other Securities and Exchange Commission rules and regulations, as well as to our written related party transaction policy described below.
Procedures for Review of Related Party Transactions
In June 2006, our board of directors approved a written related party transaction policy which gives our Audit Committee the power to approve or disapprove potential related party transactions, arrangements or relationships between us and a related person, as described below. The related party transaction policy was amended in March 2007 and a copy of the policy can be found at our corporate and investor website at www.dswinc.com and is available in print (without charge) to any shareholder upon request. The related party transaction policy provides for the review, approval or ratification of any “related person transaction” that we are required to report under this section of the proxy statement.
For purposes of this policy, a “Related Person Transaction” is any transaction which is currently proposed or has been in effect at any time since the beginning of the last fiscal year, in which the Company or any of its subsidiaries, was, or is proposed to be, a participant, and in which any of the following persons (each, a “Related Person”) has or will have a direct or indirect material interest:
(1)	any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director, director nominee or executive officer of the Company;

(2)	a shareholder of the Company who owns more than five percent (5%) of any class of the Company’s voting securities;

(3)	a member of the immediate family of any person described in (1) or (2) above; and

(4)	an entity in which any person described in (1), (2) or (3) above has a greater than ten percent (10%) equity interest.
In determining whether to approve a related person transaction, the Audit Committee considers the following factors, to the extent relevant:
•	Is the transaction in the normal course of the Company’s business?

•	Are the terms of the transaction fair to the Company?

•	Are the terms of the transaction commercially reasonable? Are the terms of the transaction substantially the same as the terms that the Company would be able to obtain in an arm’s-length transaction with an unrelated third party?

•	Has the Company obtained an independent appraisal or completed a financial analysis of the transaction? If so, what are the results of such appraisal or analysis?

•	Is the transaction in the best interests of the Company? The Company’s shareholders?

•	Would the transaction impair a director’s independence in the event that the Related Person is an independent director?
Based on an analysis of these factors (and other additional factors that the Audit Committee may deem relevant based on the circumstances), the Audit Committee takes formal action to either approve or reject the related person transaction.
Relationships between DSW and Retail Ventures
     Historical Relationship With Retail Ventures
Prior to the completion of our initial public offering in July 2005, we were a wholly-owned subsidiary of Value City or Retail Ventures since 1998. As a result, in the ordinary course of our business, we have received various services provided by Value City and Retail Ventures, including import administration, risk management, information technology, tax, financial services, and benefits administration and payroll, as well as other corporate services. Retail Ventures also maintained insurance for us and for our directors, officers and employees. Retail Ventures also provided us with the services of a number of its executives and employees. Our historical financial statements include allocations to us by Retail Ventures of its costs related to these services. These cost allocations have been determined on a basis that we and Retail Ventures consider to be reasonable reflections of the use of services provided or the benefit received by us.

     Retail Ventures as our Controlling Shareholder
As of March 22, 2010, Retail Ventures owns approximately 62.6% of the outstanding shares of our Common Shares, and approximately 93.0% of the combined voting power of our outstanding Common Shares. For as long as Retail Ventures continues to control more than 50% of the combined voting power of our Common Shares, Retail Ventures will be able to direct the election of all the members of our board and exercise a controlling influence over our business and affairs, including any determinations with respect to mergers or other business combinations involving our company, the acquisition or disposition of assets by our company, the incurrence of indebtedness by our company, the issuance of any additional common shares or other equity securities, and the payment of dividends with respect to our Common Shares. Similarly, Retail Ventures will have the power to determine matters submitted to a vote of our shareholders without the consent of our other shareholders, will have the power to prevent a change in control of our company and will have the power to take other actions that might be favorable to Retail Ventures.

On January 15, 2010, we entered into a share purchase agreement with Retail Ventures pursuant to which we purchased from Retail Ventures 320,000 Class B Common Shares for an aggregate amount of $8.0 million.

Retail Ventures has not advised us that it currently intends to dispose of the Common Shares owned by it, excluding the sale to us of 320,000 Class B Common Shares and except to the extent necessary to satisfy its obligations, including obligations under the Retail Ventures’ Premium Income Exchangeable Securities (PIES) and obligations under warrants it has granted to SSC and its affiliates, Cerberus Partners L.P. (Cerberus), and Millennium Partners, L.P. (Millennium). In addition, Retail Ventures is subject to contractual obligations with its warrantholders to retain enough DSW Common Shares to be able to satisfy its obligations to deliver such shares to its warrantholders if the warrantholders elect to exercise their warrants in full for DSW Class A Common Shares. Retail Ventures is also subject to contractual obligations with the holders of the PIES to retain enough DSW Common Shares to be able to satisfy its obligations to deliver shares to the holders of the PIES. In addition, in the event that the PIES were to be accelerated, a payment which is required to be paid to the PIES holders by RVI can be satisfied by, in lieu of paying cash, using additional Class A Common Shares upon compliance with the terms of the instruments governing the PIES. The settlement of the PIES will not change the number of DSW Common Shares outstanding, although shares delivered upon the settlement of the PIES will generally be freely tradable by the former PIES holders as a result of having been registered in connection with the initial issuance of the PIES.

If Retail Ventures were to require funds to service or refinance its indebtedness or to fund its operations in the future and could not obtain capital from alternative sources, it could seek to sell some or all of the Common Shares of DSW that it holds in order to obtain such funds.
     Agreements Between Us And Retail Ventures
This section describes the material provisions of agreements between us and Retail Ventures. The description of the agreements is not complete and, with respect to each material agreement, is qualified by reference to the terms of the agreement, each of which is filed as an exhibit to our registration statement filed in connection with our initial public offering or subsequent filings we have made with the Securities and Exchange Commission. We entered into these agreements with Retail Ventures in the context of our relationship with Retail Ventures. The prices and other terms of these agreements may be less favorable to us than those we could have obtained in arm’s-length negotiations with unaffiliated third parties for similar services or under similar agreements.

Agreements Relating to our Separation from Retail Ventures

In connection with our initial public offering, we and Retail Ventures entered into agreements governing various interim and ongoing relationships between us. These agreements include:
•	a master separation agreement;

•	a shared services agreement and other intercompany arrangements;

•	a tax separation agreement;

•	an exchange agreement; and

•	a footwear fixture agreement.

Effective March 17, 2008, we amended the shared services agreement and tax separation agreement.
Master Separation Agreement. The Master Separation Agreement contains key provisions relating to the separation of our business from Retail Ventures. The Master Separation Agreement requires us to exchange information with Retail Ventures, follow certain accounting practices and resolve disputes with Retail Ventures in a particular manner. We also have agreed to maintain the confidentiality of certain information and preserve available legal privileges. The separation agreement also contains provisions relating to the allocation of the costs of our initial public offering, indemnification, non-solicitation of employees and employee benefit matters.

Under the master separation agreement, we agreed to effect up to one demand registration per calendar year of our Common Shares, whether Class A or Class B, held by Retail Ventures, if requested by Retail Ventures. We have also granted Retail Ventures the right to include its Common Shares of DSW in an unlimited number of other registrations of such shares initiated by us or on behalf of our other shareholders.

Amended and Restated Shared Services Agreement. Effective March 17, 2008, we entered into an Amended and Restated Shared Services Agreement with Retail Ventures and its subsidiaries. Pursuant to the terms of the Amended and Restated Shared Services Agreement, we provide Retail Ventures and its subsidiaries with key services relating to risk management, tax, financial services, benefits administration, payroll and information technology. The current term of the Amended and Restated Shared Services Agreement expired at the end of fiscal 2009, was extended automatically for fiscal 2010 and will be extended automatically for additional one-year terms unless terminated by one of the parties. With respect to each shared service, we cannot reasonably anticipate whether the services will be shared for a period shorter or longer than the initial term.

Prior to March 17, 2008, Retail Ventures provided us with services relating to import administration, risk management, tax, logistics, legal services, financial services, benefits administration and payroll and maintained insurance for us and for our directors, officers, and employees.

Prior to and following the consummation of our initial public offering, we have had, and will continue to have, the option to use certain administrative and marketing services provided by third party vendors pursuant to contracts between those third party vendors and Retail Ventures. We pay Retail Ventures for these services as expenses for these services are incurred. These services are provided to us by virtue of our status as Retail Ventures’ affiliate and are unrelated to those delineated in the Shared Services Agreement.

In fiscal 2009, we paid Retail Ventures approximately $0.5 million for our portion of expenses relating to the Northland office facility. In addition, in fiscal 2009, Retail Ventures paid us approximately $2.2 million for services we rendered on behalf of Retail Ventures and its affiliates.

Tax Separation Agreement. Effective March 17, 2008, we are exclusively responsible for preparing any tax return with respect to Retail Ventures’ Consolidated Group or any Combined Group. Retail Ventures continues to be responsible for filing any tax return with respect to the Consolidated Group. We continue to be responsible for preparing and filing any tax returns that include only us and our subsidiaries. For the tax services provided to Retail Ventures by us, Retail Ventures pays a monthly fee equal to its respective share of all costs associated with the maintenance and operation of our tax department (including all overhead expenses). In addition, Retail Ventures reimburses us for 100% of any third party fees and expenses incurred by our tax department in connection with the performance of the tax services that are solely incurred for Retail Ventures.

We are primarily responsible for controlling and contesting any audit or other tax proceeding with respect to the Consolidated Group or any Combined Group. In cases involving taxes relating to a spin-off, we have the right to control decisions to resolve, settle or otherwise agree to any deficiency, claim or adjustment with respect to any item for which we are solely liable under the tax separation agreement. Pursuant to the Tax Separation Agreement, we have the right to control and contest any audit or tax proceeding that relates to any tax returns that include only us and our subsidiaries. We and Retail Ventures have joint control over decisions to resolve, settle or otherwise agree to any deficiency, claim or adjustment for which we and Retail Ventures could be jointly liable, except in cases involving taxes relating to a spin-off. Disputes arising between the parties relating to matters covered by the tax separation agreement are subject to resolution through specific dispute resolution provisions.

We have been included in the Consolidated Group for periods in which Retail Ventures owned at least 80% of the total voting power and value of our outstanding stock. Following completion of our initial public offering in July 2005, we are no longer included in the federal Consolidated Group. Each member of a consolidated group for U.S. federal income tax purposes is jointly and severally liable for the U.S. federal income tax liability of each other member of the consolidated group. Similarly, in some state and local jurisdictions, each member of a consolidated, combined or unitary group is jointly and severally liable for the state and local income tax liability of each other member of the consolidated, combined or unitary group. Accordingly, although the Tax Separation Agreement allocates tax liabilities between us and Retail Ventures, for any period in which we were included in the Consolidated Group or a Combined Group, we could be liable in the event that any income tax liability was incurred, but not discharged, by any other member of the Consolidated Group or a Combined Group.

Present and future majority-owned affiliates of us or Retail Ventures will be bound by our agreements, unless Retail Ventures or we, as applicable, consent to grant a release of an affiliate (such consent cannot be unreasonably withheld, conditioned or delayed), which may limit our ability to sell or otherwise dispose of such affiliates. Additionally, a minority interest participant(s) in a future joint venture, if any, would need to evaluate the effect of the tax separation agreement on such joint venture, and such evaluation may negatively affect their decision whether to participate in such a joint venture. Furthermore, the tax separation agreement may negatively affect our ability to acquire a majority interest in a joint venture.

For fiscal years after fiscal 2007, we and Retail Ventures will no longer reimburse each other for the benefits or detriments derived from combined and unitary state and local filing positions. In fiscal 2009, Retail Ventures contributed tax benefits to us resulting in non-cash capital contributions of $4.7 million.

Exchange Agreement. In connection with our initial public offering, we entered into an exchange agreement with Retail Ventures. In the event that Retail Ventures desires to exchange all or a portion of the Class B Common Shares held by it for Class A Common Shares, we will issue to Retail Ventures an equal number of duly authorized, validly issued, fully paid and nonassessable Class A Common Shares in exchange for the Class B Common Shares of DSW held by Retail Ventures. Retail Ventures may make one or more requests for such exchange, covering all or a part of the Class B Common Shares that it holds.

Footwear Fixture Agreement. In connection with the completion of our initial public offering in July 2005, we entered into an agreement with Retail Ventures related to our patented footwear display fixtures. We agreed to sell Retail Ventures, upon its request, the fixtures covered by the patents at the cost associated with obtaining and delivering them. In addition, we have agreed to pay Retail Ventures a percentage of any net profit we may receive should we ever market and sell the fixtures to third parties.
Leases and Subleases
Warehouse and Distribution facility. We lease our approximately 700,000 square foot corporate headquarters, warehouse and distribution facility in Columbus, Ohio from an affiliate of SSC. In fiscal 2006, in connection with the execution of the lease for a new corporate office described below, we exercised the first renewal option extending the term of this lease until December 2021. Additionally, we were granted an additional five-year renewal option for this facility. The monthly rent is $179,533, $194,228 and $208,922, and $220,416 during the first, second, third and fourth five-year periods of the initial term and first renewal period, respectively. The lease has three remaining renewal options with terms of five years each. The rent increases to $235,111, $249,805, and $265,160 in second, third and fourth renewal terms, respectively. Under this agreement, we incurred approximately $2.7 million of expense for fiscal 2009.

Corporate Office. In fiscal 2006, we entered into a lease for a new corporate headquarters immediately adjacent to our existing home office in Columbus, Ohio. The landlord is an affiliate of SSC. The lease expires in December 2021 and has three renewal options with terms of five years each. The monthly rent is $123,143 with a minimum annual rent of $1,477,710. Under this agreement, we incurred approximately $1.5 million of expense for fiscal 2009.

Fulfillment Center. In fiscal 2007, we entered into a lease for a new fulfillment center for dsw.com adjacent to our existing home office in Columbus, Ohio. The landlord is an affiliate of SSC. The lease expires in September 2017 and has two renewal options with terms of five years each. For Fiscal 2009, the monthly rent was $46,375, with a minimum annual rent of $556,500. Under this agreement, we incurred approximately $0.8 million of expense for fiscal 2009.

DSW stores. As of January 30, 2010, we leased or subleased 19 DSW stores from affiliates of SSC. We incurred approximately $7.2 million of rent and approximately $1.8 million of other expense (real estate taxes, maintenance and insurance) related to these leases for fiscal 2009. In addition to base rent, for each lease, we also (a) pay percentage rent equal to approximately 2% annually of gross sales that exceed specified breakpoints that increase as the minimum rent increases and (b) pay a portion of expenses related to maintenance, real estate taxes and insurance. These leases have terms expiring between July 2011 and January 2023 and generally have at least three renewal options of 5 years each.
Reimbursement Agreement. In fiscal 2009, accounts payable to Retail Ventures were reduced by our recovery of $1.8 million related to impairment of certain shared service assets as allowed under the Amended and Restated Shared Service Agreement and by $0.5 million related to Retail Ventures’ reimbursement of certain DSW leasehold improvement expenditures.
Merchandise Transactions with SSC and Affiliates
We purchase merchandise from affiliates of SSC from time to time. During fiscal 2009, we purchased merchandise from affiliates of SSC in an amount immaterial to the financial statements. Any merchandise purchases from such sources are on terms at least as favorable to us as could be obtained in an arm’s length transaction with an unaffiliated third party.
Corporate Services Agreement with SSC
We receive services from SSC pursuant to a Corporate Services Agreement between Retail Ventures and SSC. The agreement sets forth the costs of shared services, including specified legal, advertising, import, real estate, travel expense, and administrative services. For fiscal 2009, our allocated portion of the amount we paid to SSC was in an amount immaterial to the financial statements.
Until July 2004, we were self-insured through our participation in a self-insurance program maintained by SSC. While we no longer participate in the program we continue to remain liable for liabilities incurred by us under the program. Under the program, SSC charged Retail Ventures amounts based, among other factors, on loss experience and its actual payroll and related costs for administering the program. For fiscal 2009, our allocated portion of the amount Retail Ventures paid SSC was in an amount immaterial to the financial statements.
Agreements with Filene’s Basement for Leased Shoe Departments
Prior to Retail Ventures’ sale of Filene’s Basement in April 2009, we had the exclusive right to operate leased shoe departments within Filene’s Basement stores. We owned the merchandise and recorded sales of merchandise net of returns and sales tax. We paid a percentage of net sales as rent. From the period of February 1, 2009 until its sale by Retail Ventures in April 2009, we paid Filene’s Basement approximately $5.9 million in total fees and expenses relating to these shoe departments.
Agreement with Filene’s Basement for Atrium Space at our Union Square Store in Manhattan
Effective as of January 30, 2005, we entered into a shared expenses agreement with Filene’s Basement related to the shared atrium space connecting Filene’s Basement’s leased spaced at Union Square and our Union Square store leased space, and for other expenses related to our leased space, which are located in the same building in New York, New York. Under that agreement, we have agreed to share with Filene’s Basement expenses related to the use and maintenance of the atrium space and to share other expenses related to the operation and maintenance of the Filene’s Basement leased space and our leased space. Our share of these expenses was immaterial for fiscal 2009.
Registration Rights Agreements
Under the master separation agreement, we have agreed to effect up to one demand registration per calendar year of our Common Shares, whether Class A or Class B, held by Retail Ventures, if requested by Retail Ventures. We have also granted Retail Ventures the right to include its Common Shares of DSW in an unlimited number of other registrations of such shares initiated by us or on behalf of our other shareholders.
We have also entered into a registration rights agreement with Cerberus and SSC, under which we have agreed to register in specified circumstances the Class A Common Shares issued to them upon exercise of their warrants and each of these entities and Millennium Partners, L.P., or Millennium, will be entitled to participate in the registrations initiated by the other entities. Under this agreement, each of Cerberus (together with transferees of at least 15% of its interest in registrable DSW Common Shares) and SSC (together with transferees of at least 15% of its interest in registrable DSW Common Shares) may request up to five demand registrations with respect to the Class A Common Shares issued to them upon exercise of their warrants provided that no party may request more than two demand registrations, except that each of Cerberus and SSC may each request up to three demand registrations. The agreement will also grant Cerberus, SSC and Millennium the right to include these Class A Common Shares in an unlimited number of other registrations of any of our securities initiated by us or on behalf of our other shareholders (other than a demand registration made under the agreement).
Notes, Credit Agreements and Guarantees
The Value City Term Loan Facility. Prior to completion of our initial public offering in July 2005, we were party to a Financing Agreement, as amended, among Cerberus, as agent and lender, and SSC as lender, and the other parties named as co-borrowers therein, originally entered into in June 2002. Upon the completion of our initial public offering, this term loan agreement was amended and restated and we were released from our obligations as a party thereto.
In connection with these loans, Retail Ventures issued to each of Cerberus and SSC warrants to purchase 1,388,752 common shares of Retail Ventures at a purchase price of $4.50 per share, subject to adjustment. In September 2002, Back Bay Capital Funding LLC (Back Bay) bought from each of Cerberus and SSC a $1.5 million interest in each of the tranches of their term loans for an aggregate $6.0 million interest, and Back Bay received from each of Cerberus and SSC a corresponding portion of the warrants to purchase Retail Ventures common shares originally issued in connection with the second tranche of their term loans. Effective November 23, 2005, Millennium purchased from Back Bay term loan warrants to purchase an aggregate of 177,288 of Retail Ventures common shares, subject to adjustment. Effective May 30, 2008, SRVI acquired from SSC term loan warrants to purchase an aggregate 1,388,752 of Retail Ventures common shares, subject to adjustment.
In connection with the 2005 amendment of this term loan agreement, Retail Ventures amended the outstanding warrants to provide SSC, SRVI, Cerberus and Millennium the right, from time to time, in whole or in part, to (i) acquire Retail Ventures common shares at the then current conversion price (subject to the existing anti-dilution) provisions, (ii) acquire from Retail Ventures Class A Common Shares of DSW at an exercise price of $19.00 per share (subject to anti-dilution provisions similar to those in the existing warrants) or (iii) acquire a combination thereof.
Assuming an exercise price per share of $19.00, SRVI and Cerberus would each receive 328,915 Class A Common Shares, and Millennium would receive 41,989 Class A Common Shares, if they exercised these warrants in full exclusively for DSW Common Shares. The warrants expire in June 2012. Although Retail Ventures has informed us that it does not currently intend or plan to undertake a spin-off of Common Shares to Retail Ventures’ shareholders, in the event that Retail Ventures effects a spin-off of its DSW Common Shares to its shareholders in the future, the holders of outstanding unexercised warrants will receive the same number of DSW Common Shares that they would have received had they exercised their warrants in full for Retail Ventures common shares immediately prior to the record date of the spin-off, without regard to any limitations on exercise in the warrants. Following the completion of any such spin-off, the warrants will be exercisable solely for Retail Ventures common shares.
We have entered into an exchange agreement with Retail Ventures whereby, upon the request of Retail Ventures, we will be required to exchange some or all of the Class B Common Shares of DSW held by Retail Ventures for Class A Common Shares.
Union Square Store Guaranty by Retail Ventures. In January 2004, we entered into a lease agreement with 40 East 14 Realty Associates, L.L.C., an unrelated third party, for our Union Square store in Manhattan, New York. In connection with the lease, Retail Ventures agreed to guarantee payment of our rent and other expenses and charges and the performance of our other obligations.
Taryn Rose. In January 2010, we invested approximately $1.2 million into an entity that purchased certain assets of Taryn Rose, a luxury comfortable shoe brand. In exchange for our $1.2 million investment, we received a 19.9% interest in the entity. The 80.1% owner of the entity is an affiliate of SSC.

Provisions of Our Amended Articles of Incorporation Governing Corporate Opportunities and Related Party Transactions
Retail Ventures remains a substantial shareholder of DSW and SSC and its affiliates remain a substantial shareholder of Retail Ventures. Retail Ventures and SSC are engaged in the same or similar activities or lines of business as we are and have interests in the same areas of corporate opportunities. Summarized below are provisions in our amended articles of incorporation that govern conflicts, corporate opportunities and related party transactions.
Conflicts/ Competition. Retail Ventures and SSC and its affiliates have the right to engage in the same businesses as we do, to do business with our suppliers and customers and to employ any of our officers or employees.
Corporate Opportunities. In the event that Retail Ventures, SSC or any director or officer of either of them who is also one of our directors or officers learns about a potential transaction or business opportunity which we are financially able to undertake, which is in our line of business, which is of practical advantage to us and in which we have an interest or a reasonable expectancy, but which may also be appropriate for Retail Ventures or SSC, our amended articles of incorporation provide:
•	If Retail Ventures or SSC learns about a corporate opportunity, it does not have to tell us about it and it is not a breach of any fiduciary duty for it to pursue such corporate opportunity for itself or to direct it elsewhere.

•	If one of our directors or officers who is also a director or officer of Retail Ventures or SSC learns about a corporate opportunity, he or she shall not be liable to us or to our shareholders if Retail Ventures or SSC pursues the corporate opportunity for itself, directs it elsewhere or does not communicate information about the opportunity to us, if such director or officer acts in a manner consistent with the following policy:
•	If the corporate opportunity is offered to one of our officers who is also a director but not an officer of Retail Ventures or SSC, the corporate opportunity belongs to us unless it was expressly offered to the officer in writing solely in his or her capacity as a director of Retail Ventures or SSC, in which case it belongs to Retail Ventures or SSC, as the case may be.

•	If the corporate opportunity is offered to one of our directors who is not an officer of DSW, and who is also a director or officer of Retail Ventures or SSC, the corporate opportunity belongs to us only if it was expressly offered to the director in writing solely in his or her capacity as our director.

•	If the corporate opportunity is offered to one of our officers, whether or not such person is also a director, who is also an officer of Retail Ventures or SSC, it belongs to us only if it is expressly offered to the officer in writing solely in his or her capacity as our officer or director.
Related Party Transactions. We may, from time to time, enter into contracts or otherwise transact business with Retail Ventures, SSC, our directors, directors of Retail Ventures or SSC or organizations in which any of such directors has a financial interest. Such contracts and transactions are permitted if:
•	the relationship or interest is disclosed or is known to the board of directors or the committee approving the contract or transaction, and the board of directors or committee, in good faith reasonably justified by the facts, authorizes the contract or transaction by the affirmative vote of a majority of the directors who are not interested in the contract or transaction;

•	the relationship or interest is disclosed or is known to the shareholders, and the shareholders approve the contract or transaction by the affirmative vote of the holders of a majority of the voting power of the corporation held by persons not interested in the contract or transaction; or

•	the contract or transaction is fair at the time it is authorized or approved by the board of directors, a committee of the board of directors, or the shareholders.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
We engaged Deloitte & Touche LLP as our independent registered public accountants to audit our consolidated financial statements for fiscal 2009. Services provided by Deloitte & Touche LLP for each of fiscal 2009 and fiscal 2008 and the related fees are described under the caption “Audit and Other Service Fees” of this proxy statement. Our Audit Committee is directly responsible for the appointment, compensation, retention, termination and oversight of the work of the independent auditors, and has the sole responsibility to retain and replace our independent auditor. The Audit Committee has selected Deloitte & Touche LLP as our independent auditors for fiscal 2010.
We expect that representatives of Deloitte & Touche LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
OTHER MATTERS
Shareholder Proposals Pursuant to Rule 14a-8
In order to be considered for inclusion in the proxy statement distributed to shareholders prior to the Annual Meeting of Shareholders in 2011, a shareholder proposal in compliance with Rule 14a-8 of the Exchange Act must be received by DSW no later than December 13, 2011. Written requests for inclusion should be addressed to: Corporate Secretary, 810 DSW Drive, Columbus, Ohio 43219. It is suggested that you mail your proposal by certified mail, return receipt requested.
Shareholder Proposals Other Than Pursuant to Rule 14a-8
In order for proposals of shareholders made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by our Corporate Secretary at the above address by March 7, 2011. Our Code of Regulations also provides that nominations for director may only be made by the Board of Directors (or an authorized Board committee) or by a shareholder of record entitled to vote who sends notice to our Corporate Secretary not fewer than 60 nor more than 90 days before the anniversary date of the previous year’s annual meeting of shareholders. Any nomination by a shareholder must comply with the procedures specified in our Code of Regulations. To be eligible for consideration at the 2011 Annual Meeting, any nominations for director must be received by our Corporate Secretary between March 5, 2011 and April 4, 2011. This advance notice period is intended to allow all shareholders an opportunity to consider any nominees expected to be considered at the meeting.
Shareholder Communications to the Board of Directors
Shareholders and interested parties may communicate with the Board of Directors (including the non-management directors as a group) or individual directors directly by writing to the directors in care of our Corporate Secretary, 810 DSW Drive, Columbus, Ohio 43219, in an envelope clearly marked “shareholder communication.” Such communications will be provided promptly and, if requested, confidentially to the respective directors.
General Information
A COPY OF THE FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 30, 2010 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE SENT TO ANY SHAREHOLDER WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO INVESTOR RELATIONS DEPARTMENT, 810 DSW DRIVE AVENUE, COLUMBUS, OHIO 43219.
Management knows of no other business which may be properly brought before the 2010 Annual Meeting of Shareholders. However, if any other matters shall properly come before such meeting, it is the intention of the persons named in the form of proxy to vote such proxy in accordance with their best judgment on such matters.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE AND SUBMIT YOUR PROXY.

By Order of the Board of Directors, William L. Jordan Secretary

DSW INC.
810 DSW Drive, Columbus, Ohio 43219

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS – JUNE 3, 2010
THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned shareholder of DSW Inc. (the “Company”) hereby appoints Douglas J. Probst and William L. Jordan, or any one of them, as attorneys and proxies with full power of substitution to each, to vote all shares of common stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Company’s corporate offices, 810 DSW Drive, Columbus, Ohio 43219, on Thursday, June 3, 2010 at 10:00 a.m. Eastern Daylight Savings Time, and at any postponement or adjournments thereof, with all of the powers such undersigned shareholder would have if personally present, for the following purposes:
The Board of Directors recommends a vote FOR the election of directors below:
1. Election of the following Class III Directors:

Elaine J. Eisenman
Joanna T. Lau
Roger S. Markfield

[ ] FOR ALL NOMINEES	[ ] WITHHOLD AUTHORITY FOR ALL NOMINEES

[ ] FOR ALL NOMINEES EXCEPT (See instructions below)
(Instruction: To withhold authority for one or more specific nominees, write such nominee(s) name here:                                                                                                                                     .)
The Board of Directors recommends a vote FOR the following proposal:
2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 29, 2011:

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN
The proxies are hereby authorized to vote in their discretion upon such other matters as may properly come before the meeting and any adjournments or postponements thereof.
THIS PROXY, WHEN EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.
The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, dated April 12, 2010, and the proxy statement of the Company. Any proxy heretofore given to vote said shares is hereby revoked.

     PLEASE SIGN AND DATE THIS PROXY BELOW AND RETURN PROMPTLY.

Dated: , 2010

Signature

Signature

Signature(s) shall agree with the name(s) printed on this Proxy. If shares are registered in two names, both shareholders should sign this Proxy. If signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If the shareholder is a corporation, please sign in full corporate name by an authorized officer. If the shareholder is a partnership or other entity, please sign that entity’s name by authorized person. (Please note any change of address on this Proxy.)